Exhibit 2.1

[Execution Copy]

AGREEMENT AND PLAN OF REORGANIZATION

by and among

TOWNEBANK,

TB ACQUISITION, LLC,

PARAGON COMMERCIAL CORPORATION

and

PARAGON COMMERCIAL BANK

____________________________

April 26, 2017
____________________________

TABLE OF CONTENTS

		Pagee
ARTICLE 1	THE TRANSACTION AND RELATED MATTERS	1
1.1	The Merger	1
1.2	The Bank Merger	2
1.3	Effective Date; Closing	2
1.4	Articles of Incorporation and Bylaws of Towne	2
1.5	Corporate Governance	3
1.6	Tax Treatment of the Transaction	3
ARTICLE 2	MERGER CONSIDERATION; EXCHANGE PROCEDURES	4
2.1	Conversion of Shares	4
2.2	Exchange Procedures	5
2.3	Holding Company Stock Options and Other Equity-Based Awards	6
2.4	No Fractional Shares	7
2.5	Anti-Dilution	7
2.6	Dividends	7
2.7	Withholding Rights	7
2.8	No Appraisal Rights	8
ARTICLE 3	REPRESENTATIONS AND WARRANTIES	8
3.1	Disclosure Schedule	8
3.2	Standard	8
3.3	Representations and Warranties of Holding Company and Bank Subsidiary	9
3.4	Representations and Warranties of Towne	29
ARTICLE 4	COVENANTS RELATING TO CONDUCT OF BUSINESS	38
4.1	Conduct of Business of Holding Company and Bank Subsidiary Pending the Transaction	38
4.2	Conduct of Business of Towne Pending the Transaction	42
4.3	Transition	43
4.4	Control of the Other Party’s Business	43
ARTICLE 5	ADDITIONAL AGREEMENTS	43
5.1	Commercially Reasonable Efforts	43
5.2	Access to Information; Confidentiality	44
5.3	Holding Company Stockholder Approvals	45
5.4	Proxy Statement	46
5.5	No Other Acquisition Proposals	47
5.6	Applications and Consents	49
5.7	Public Announcements	49
5.8	Affiliate Agreements	49
5.9	Director Noncompetition Agreements	49
5.10	Employee Benefit Plans	50
5.11	Reservation of Shares; NASDAQ Listing	51
5.12	Indemnification; Insurance	51

5.13	Employment and Other Arrangements	52
5.14	Notice of Deadlines	52
5.15	Takeover Laws	52
5.16	Change of Method	53
5.17	Certain Policies	53
5.18	Assumption of Trust Preferred Capital Securities	53
ARTICLE 6	CONDITIONS TO THE TRANSACTION	53
6.1	General Conditions	53
6.2	Conditions to Obligations of Towne and Towne Merger Sub	54
6.3	Conditions to Obligations of Holding Company and Bank Subsidiary	55
ARTICLE 7	TERMINATION	55
7.1	Termination	55
7.2	Effect of Termination	60
7.3	Non-Survival of Representations, Warranties and Covenants	60
7.4	Fees and Expenses	60
ARTICLE 8	GENERAL PROVISIONS	62
8.1	Entire Agreement	62
8.2	Binding Effect; No Third Party Rights	62
8.3	Waiver and Amendment	62
8.4	Governing Law	62
8.5	Notices	62
8.6	Counterparts	64
8.7	Waiver of Jury Trial	64
8.8	Severability	64
8.9	Interpretation; Global Terms	64

LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger
EXHIBIT 1.1	Bank Plan of Merger
EXHIBIT 5.8	Form of Affiliate Agreement
EXHIBIT 5.9	Form of Noncompetition Agreement

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
Average Closing Price	Section 7.1(j)
Bank Merger	Recitals
Bank Merger Effective Date	Section 1.2
Bank Plan of Merger	Section 1.2
Bank Reports	Section 3.3(f)
Bank Subsidiary	Recitals
Change of Recommendation	Section 5.5(e)
Closing Date	Section 1.2(b)
Code	Recitals
CRA	Section 3.3(y)
Derivative Contract	Section 3.3(t)
Determination Date	Section 7.1(j)
Disclosure Schedule	Section 3.1
ERISA	Section 3.3(m)(iii)
Effective Date	Section 1.3(a)
Environmental Claim	Section 3.3(q)(v)(A)
Environmental Laws	Section 3.3(q)(v)(B)
Exchange Act	Section 3.3(c)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
FDIC	Section 3.3(a)(ii)
Final Index Price	Section 7.1(j)
Financial Statements	Section 3.3(e)(ii)
GAAP	Section 3.3(e)(ii)
Governmental Authority	Section 3.3(c)(iii)
Holding Company	Recitals
Holding Company Benefit Plans	Section 3.3(m)(i)
Holding Company Book-Entry Shares	Section 2.1(c)
Holding Company Common Certificate	Section 2.1(c)
Holding Company Common Stock	Section 2.1(b)
Holding Company Contract(s)	Section 3.3(i)(i)
Holding Company Continuing Employees	Section 5.10(a)
Holding Company Recommendation	Section 5.3(a)
Holding Company Stock Award	Section 2.3(b)
Holding Company Stock Option	Section 2.3(a)
Holding Company Stock Plan	Section 2.3(a)
Holding Company Stockholder Approval	Section 3.3(c)(i)
Holding Company Stockholders Meeting	Section 5.3(a)
Holding Company Subsidiary(ies)	Section 3.3(b)
Holding Company Technology Systems	Section 3.3(s)
Index Group	Section 7.1(j)

Index Price	Section 7.1(j)
Index Ratio	Section 7.1(j)(ii)
Intellectual Property	Section 3.3(s)
IRS	Section 3.3(m)(ii)
Knowledge	Section 3.2(c)
Loan	Section 3.3(p)
Loan Loss Allowance	Section 3.3(o)(ii)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(q)(v)(C)
Merger	Recitals
Merger Consideration	Section 2.1(b)
NCBCA	Section 1.1
OREO	Section 3.3(o)(iii)
Organizational Documents	Section 3.3(a)(i)
Permitted Liens	Section 3.3(l)(ii)
Plan of Merger	Section 1.1
Proxy Statement	Section 5.4(a)
Qualified Group	Section 3.4(u)
Real Property	Section 3.3(l)(i)
Regulatory Approvals	Section 3.3(c)(iii)
Regulatory Agencies	Section 3.3(f)
Replacement Option	Section 2.3(a)
Replacement Stock Award	Section 2.3(b)
Rights	Section 3.3(d)
Sarbanes-Oxley Act	Section 3.3(e)(v)
SEC	Section 3.3(e)(i)
Securities Act	Section 3.3(c)(iii)
Securities Documents	Section 3.3(e)(i)
Starting Date	Section 7.1(j)
Starting Price	Section 7.1(j)
Superior Proposal	Section 5.5(d)
Tax Return	Section 3.3(k)(i)
Tax(es)	Section 3.3(k)(i)
Termination Fee	Section 7.4(b)
Towne	Recitals
Towne Benefit Plan	Section 3.4(l)(i)
Towne Common Stock	Section 2.1(a)
Towne Contract	Section 3.4(i)(i)
Towne Merger Sub	Recitals
Towne Ratio	Section 7.1(j)(i)
Towne Subsidiary(ies)	Section 3.4(b)
TowneBank NC Boards	Section 1.5(b)
Transaction	Recitals
Treasury Regulations	Section 1.6
VSCA	Section 1.2
VLLCA	Section 1.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of April 26, 2017, by and among TowneBank, a Virginia banking corporation (“Towne”), TB Acquisition, LLC, a Virginia limited liability company and wholly owned subsidiary of Towne (“Towne Merger Sub”), Paragon Commercial Corporation, a North Carolina business corporation (“Holding Company”), and Paragon Commercial Bank, a North Carolina banking corporation and wholly owned subsidiary of Holding Company (“Bank Subsidiary”).

WHEREAS, the Boards of Directors of Towne, Holding Company and Bank Subsidiary have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transactions provided for herein, including the merger of Holding Company with and into Towne Merger Sub (the “Merger”), and the merger of Bank Subsidiary with and into Towne immediately after the Merger (the “Bank Merger” and, together with the Merger, the “Transaction”);

WHEREAS, the Boards of Directors of Towne, Holding Company and Bank Subsidiary have each determined that the Transaction is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
The Transaction and Related Matters

1.1
The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.3(a), Holding Company will be merged with and into Towne Merger Sub pursuant to the Plan of Merger in the form attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of Holding Company thereupon shall cease, and Towne Merger Sub will be the surviving entity in the Merger and continue its existence after the Merger as a Virginia limited liability company. The Merger will have the effects set forth in Section 13.1-1070 of the Virginia Limited Liability Company Act (the “VLLCA”) and Sections 55-11-10(e) and 55-11-10(e1) of the North Carolina Business Corporation Act (the “NCBCA”).

1.2
The Bank Merger.

Subject to the terms and conditions of this Agreement, immediately after the Effective Date, Bank Subsidiary will be merged with and into Towne pursuant to the Bank Plan of Merger in the form attached hereto as Exhibit 1.2 and made a part hereof (the “Bank Plan of Merger”). The separate corporate existence of Bank Subsidiary thereupon shall cease, and Towne will be the surviving corporation in the Bank Merger. The Bank Merger will have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”) and Section 55-11-06 of the NCBCA. The Bank Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, and with the office of the North Carolina Secretary of State, as provided in Section 55-11-05 of the NCBCA, effecting the Bank Merger (the “Bank Merger Effective Date”).

1.3
Effective Date; Closing.

(a)            The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-1072 of the VLLCA, and with the office of the North Carolina Secretary of State, as provided in Section 55-11-10(d) of the NCBCA, effecting the Merger (the “Effective Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their commercially reasonable efforts to cause the Effective Date to occur as soon as reasonably practicable after all required regulatory and stockholder approvals to consummate the Merger have been received, taking into consideration the date that Bank Subsidiary’s data processing systems are expected to be integrated with Towne’s data processing systems. At or after the Closing Date (as defined below), (i) to effect the Merger, Towne Merger Sub and Holding Company will execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission and the North Carolina Secretary of State, and (ii) to effect the Bank Merger, Towne and Bank Subsidiary will execute and deliver Articles of Merger containing the Bank Plan of Merger to the Virginia State Corporation Commission and the North Carolina Secretary of State.

(b)            Subject to the terms and conditions of this Agreement, the closing of the Transaction will take place at 10:00 a.m. Eastern Time at the corporate office headquarters of Towne on a date mutually agreed to by the parties and which shall be held at or before the Effective Date (the “Closing Date”). All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties on the Closing Date.

1.4
Articles of Incorporation and Bylaws of Towne.

(a)            The Articles of Incorporation of Towne as in effect immediately prior to the Bank Merger Effective Date will be the Articles of Incorporation of Towne at and after the Bank Merger Effective Date until thereafter amended in accordance with applicable law.

(b)            Prior to the Bank Merger Effective Date, Towne shall take all appropriate actions to adopt an amendment to the Bylaws of Towne to increase the number of directors that may serve on the Board of Directors of Towne to the extent necessary to accommodate the current directors of Holding Company that will be appointed as directors of Towne as of the Bank Merger Effective Date as contemplated by Section 1.5(a). The Bylaws of Towne as may be amended pursuant to this Section 1.4(b) and in effect immediately prior to the Bank Merger Effective Date will be the Bylaws of Towne at and after the Bank Merger Effective Date until thereafter amended in accordance with applicable law.

1.5
Corporate Governance.

(a)            At the Bank Merger Effective Date, Towne shall cause each of Robert C. Hatley and Howard Jung to be appointed to the Board of Directors of Towne to serve in such capacity until the next annual meeting of the stockholders of Towne following the Bank Merger Effective Date, and, subject to the good faith consideration by the Nominating Committee of Towne’s Board of Directors of the selection criteria set forth in its charter, such persons shall be nominated to sit for election by Towne’s stockholders at such annual meeting of stockholders.

(b)            At the Bank Merger Effective Date, Towne shall establish a TowneBank Cary Board of Directors, a TowneBank Charlotte Board of Directors, and a TowneBank Raleigh Board of Directors (collectively, the “TowneBank NC Boards”).  The TowneBank NC Boards shall initially be composed of the current members of each of the advisory Boards of Directors established by Holding Company for each of these regions, together with representatives from the Boards of Directors of Holding Company and Bank Subsidiary, as appropriate for each geographical region, and other business and community leaders chosen by Towne after consultation with Holding Company.  Membership on the TowneBank NC Boards shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with Towne until the later of the date that is two (2) years following the Bank Merger Effective Date or the date on which he or she ceases to be a member of any of the TowneBank NC Boards.

1.6           Tax Treatment of the Transaction.

The parties to this Agreement intend that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. Such parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the final regulations promulgated under the Code by the United States Department of the Treasury (the “Treasury Regulations”). All parties hereto agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state, and any local income Tax (as defined herein) purposes in a manner consistent with such characterization.

ARTICLE 2
Merger Consideration; Exchange Procedures

2.1           Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of Towne or Holding Company or their respective stockholders:

(a)           Each share of common stock, par value $1.667 per share, of Towne (“Towne Common Stock”) that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)            Each share of common stock, par value $0.008 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Date shall be converted into and exchanged for the right to receive 1.7250 shares (the “Exchange Ratio”) of Towne Common Stock, plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”). All shares of Holding Company Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(c)            Each certificate previously representing shares of Holding Company Common Stock (a “Holding Company Common Certificate”) and the non-certificated shares of Holding Company Common Stock (the “Holding Company Book-Entry Shares”) shall cease to represent any rights except the right to receive with respect to each share of Holding Company Common Stock (i) the Merger Consideration upon the surrender of such Holding Company Common Certificate or Holding Company Book-Entry Shares in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(d)            Each share of Holding Company Common Stock held by any party hereto and each share of Towne Common Stock held by Holding Company or any of the Holding Company Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Towne Common Stock shall resume the status of authorized and unissued shares of Towne Common Stock.

2.2           Exchange Procedures.

(a)            On or before the Closing Date, Towne shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Towne (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Holding Company Common Certificates and the holders of Holding Company Book-Entry Shares, at the election of Towne, either certificates representing the shares of Towne Common Stock or noncertificated shares of Towne Common Stock (or a combination) issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for the Holding Company Common Certificates and Holding Company Book-Entry Shares.

(b)            As promptly as practicable after the Effective Date, Towne shall cause the Exchange Agent to send to each former stockholder of record of Holding Company immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Holding Company Common Certificates or Holding Company Book-Entry Shares for the Merger Consideration, as provided for herein.

(c)            Towne shall cause the Merger Consideration into which shares of Holding Company Common Stock are converted at the Effective Date, and dividends or distributions that a Holding Company stockholder shall be entitled to receive, to be issued and paid to such Holding Company stockholder upon proper surrender to the Exchange Agent of Holding Company Common Certificates and Holding Company Book-Entry Shares representing such shares of Holding Company Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d)            Any Holding Company stockholder whose Holding Company Common Certificates or Holding Company Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and dividends or distributions to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Towne pursuant to applicable law and as required in accordance with Towne’s standard policy (including the requirement that the stockholder furnish customary indemnity).

(e)            Any portion of the Exchange Fund that remains unclaimed by the stockholders of Holding Company for twelve (12) months after the Effective Date shall be returned to Towne (together with any earnings in respect thereof). Any stockholders of Holding Company who have not complied with this Article 2 shall thereafter be entitled to look only to Towne, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Holding Company Common Stock such stockholder held as of the close of business on the Effective Date as determined pursuant to this Agreement, without any interest thereon.

(f)            None of the Exchange Agent, the parties hereto, the Towne Subsidiaries (as defined herein) nor the Holding Company Subsidiaries (as defined herein) shall be liable to any stockholder of Holding Company for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3
Holding Company Stock Options and Other Equity-Based Awards.

(a)            At the Effective Date, each option (to the extent any are outstanding), whether vested or unvested, to purchase shares of Holding Company Common Stock (a “Holding Company Stock Option”) granted under an equity or equity-based compensation plan of Holding Company (a “Holding Company Stock Plan”) or otherwise granted shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Holding Company Stock Option (except as provided otherwise in this Section 2.3(a)), the number of shares of Towne Common Stock equal to the product of (i) the number of shares of Holding Company Common Stock subject to the Holding Company Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Holding Company Common Stock that were purchasable pursuant to such Holding Company Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Holding Company Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code, and all other options shall be adjusted if necessary in a manner that maintains the option’s exemption from Section 409A of the Code.

(b)            At the Effective Date, each restricted stock award granted under a Holding Company Stock Plan (a “Holding Company Stock Award”) that is unvested or contingent and outstanding immediately prior to the Effective Date shall cease, at the Effective Date, to represent any rights with respect to shares of Holding Company Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of Towne (a “Replacement Stock Award”), on the same terms and conditions as were applicable under the Holding Company Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the Holding Company Stock Plan or in the related award document by reason of the Merger). The number of shares of Towne Common Stock subject to each such Replacement Stock Award shall be equal to the number of shares of Holding Company Common Stock subject to the Holding Company Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Towne Common Stock.

(c)            At the Effective Date, Towne shall assume the Holding Company Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and Replacement Stock Awards, and Towne shall have no obligation to make any additional grants or awards under the Holding Company Stock Plans. The provisions of any such Holding Company Stock Plan will be unchanged, except that (i) all references to Holding Company (other than any references relating to a “change in control” (or similar term) of Holding Company) in the Holding Company Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to Towne, unless Towne reasonably determines otherwise, and (ii) the number of shares of Towne Common Stock available for issuance pursuant to the Holding Company Stock Plan following the Effective Date shall be equal to the number of shares of Holding Company Common Stock so available immediately prior to the Effective Date multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Towne Common Stock.

(d)            As soon as practicable after the Effective Date, Towne will deliver to the holders of Replacement Options and Replacement Stock Awards any required notices setting forth such holders’ rights pursuant to the respective Holding Company Stock Plan and award documents and stating that such Replacement Options and Replacement Stock Awards have been issued by Towne and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Holding Company Stock Plan).

2.4           No Fractional Shares.

Each holder of shares of Holding Company Common Stock exchanged pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Towne Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Towne Common Stock multiplied by the average closing price per share of Towne Common Stock, as reported on the NASDAQ Global Select Market, for the ten (10) consecutive trading days ending on and including the fifth trading day prior to the Effective Date.

2.5
Anti-Dilution.

In the event Towne changes (or establishes a record date for changing) the number of shares of Towne Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6
Dividends.

No dividend or other distribution payable to the holders of record of Holding Company Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Holding Company Common Certificate or Holding Company Book-Entry Share until such holder properly surrenders such shares (or furnishes customary indemnity that the Holding Company Common Certificate or Holding Company Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7
Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8
No Appraisal Rights.

In accordance with Section 55-13-02 of the NCBCA, no appraisal rights shall be available to the holders of Holding Company Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 3
Representations and Warranties

3.1
Disclosure Schedule.

On or before the date of this Agreement, Holding Company has delivered to Towne a schedule and Towne has delivered to Holding Company a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, the disclosure of items that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 3.3 or 3.4 or to one or more covenants or agreements contained in Articles 4 or 5; provided that, (i) no such item is required to be set forth in a Disclosure Schedule as an exception to any representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is reasonably likely to result in a Material Adverse Effect (as defined herein).

3.2
Standard.

(a)            No representation or warranty of Holding Company or Bank Subsidiary on the one hand or Towne on the other hand contained in Article 3 (other than the representations and warranties contained in (i) Section 3.3(c)(i) for Holding Company and Bank Subsidiary, and Section 3.4(c)(i) for Towne, which shall be true in all material respects to it, and (ii) Sections 3.3(c)(ii)(A), 3.3(d) (other than inaccuracies that are de minimis in amount and effect) and 3.3(g)(ii) for Holding Company and Bank Subsidiary, and Sections 3.4(c)(ii)(A), 3.4(d) (other than inaccuracies that are de minimis in amount and effect) and 3.4(g)(ii) for Towne, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.

(b)            The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its subsidiaries (meaning the “Holding Company Subsidiaries” as defined in Section 3.3(b) or the “Towne Subsidiaries” as defined in Section 3.4(b), as the case may be), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Transaction and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to Towne, the Towne Subsidiaries, Holding Company or the Holding Company Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party hereto and its subsidiaries, taken as a whole, as compared to other comparable companies in the commercial banking industry.

(c)            The term “Knowledge” when used with respect to a party means the actual knowledge and belief of such party’s executive officers. For the purpose of the term Knowledge, “executive officer” shall mean (y) with respect to Towne, those individuals set forth on Section 3.2(c) of Towne’s Disclosure Schedule, and (z) with respect to Holding Company and Bank Subsidiary, those individuals set forth on Section 3.2(c) of Holding Company’s Disclosure Schedule.

3.3
Representations and Warranties of Holding Company and Bank Subsidiary.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in Holding Company’s Disclosure Schedule, Holding Company and Bank Subsidiary hereby jointly and severally represent and warrant to Towne as follows:

(a)
Organization, Standing and Power.

(i)            Holding Company is a North Carolina corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Holding Company has all requisite corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. Holding Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and complete copies of the articles of incorporation, articles of organization, bylaws or other similar governing instruments (“Organizational Documents”) of Holding Company, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a)(i) of Holding Company’s Disclosure Schedule.

(ii)            Bank Subsidiary, a wholly owned subsidiary of Holding Company, is a North Carolina state chartered bank duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Bank Subsidiary’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law.  True and complete copies of the Organizational Documents of Bank Subsidiary, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a)(ii) of Holding Company’s Disclosure Schedule.

(b)          Subsidiaries. Holding Company does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.3(b) of Holding Company’s Disclosure Schedule (each individually a “Holding Company Subsidiary” and collectively the “Holding Company Subsidiaries”). Each Holding Company Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate or other applicable power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Holding Company on a consolidated basis. The outstanding shares of capital stock or equity interests of each Holding Company Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Holding Company free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any Holding Company Subsidiary and there are no agreements, understandings or commitments relating to the right of Holding Company to vote or to dispose of the capital stock or equity interests of any Holding Company Subsidiary. A true and complete list of each direct and indirect Holding Company Subsidiary as of the date hereof is set forth in Section 3.3(b) of Holding Company’s Disclosure Schedule that shows the jurisdiction of organization of each Holding Company Subsidiary, its form of organization (corporate, partnership, joint venture, etc.), and lists the owner(s) and percentage ownership (direct or indirect) of each Holding Company Subsidiary.

(c)
Authority; No Breach of the Agreement.

(i)            Each of Holding Company and Bank Subsidiary has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Holding Company and Bank Subsidiary, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Holding Company and Bank Subsidiary, respectively, subject only to the receipt of (i) the approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of Holding Company Common Stock (the “Holding Company Stockholder Approval”) and (ii) the approval of this Agreement and the Bank Plan of Merger by the sole stockholder of Bank Subsidiary. This Agreement is a valid and legally binding obligation of Holding Company and Bank Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii)          Neither the execution and delivery of this Agreement by Holding Company and Bank Subsidiary, nor the consummation by Holding Company and Bank Subsidiary of the transactions contemplated hereby, nor compliance by Holding Company and Bank Subsidiary with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of Holding Company or Bank Subsidiary; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Holding Company or any Holding Company Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which Holding Company or any Holding Company Subsidiary is a party or by which Holding Company or any Holding Company Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required stockholder approvals and the receipt, or the making, of the consents, approvals, waivers and filings referred to in subsection 3.3(c)(iii) and the expiration of related waiting periods, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holding Company or any Holding Company Subsidiary.

(iii)            Except for (A) the filing of any required applications, filings or notices with the Governmental Authorities (as defined herein) and the receipt of any permits, consents, approvals and authorizations of the Governmental Authorities and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”), (B) compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing with the SEC of the Proxy Statement in definitive form relating to the Holding Company Stockholders Meeting (as such terms are defined herein) and the transactions contemplated by this Agreement, (C) the filing of separate Articles of Merger with the Virginia State Corporation Commission and North Carolina Secretary of State to effect the Transaction, (D) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Towne Common Stock pursuant to this Agreement, (E) approval of listing the shares of Towne Common Stock to be issued pursuant to this Agreement on the NASDAQ Global Select Market, and (F) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Transaction, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Holding Company of the Merger and Bank Subsidiary of the Bank Merger and the other transactions contemplated by this Agreement. As of the date hereof, neither Holding Company nor Bank Subsidiary is aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Transaction. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(d)            Holding Company Capital Stock. The authorized capital stock of Holding Company consists of 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and 20,000,000 shares of Holding Company Common Stock, of which 5,453,963 shares are issued and outstanding as of the date of this Agreement. All outstanding shares of Holding Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, 58,487 shares of Holding Company Common Stock are subject to unvested Holding Company Stock Awards granted under a Holding Company Stock Plan. As of the date of this Agreement, 41,625 shares of Holding Company Common Stock are subject to Holding Company Stock Options, all of which were granted under a Holding Company Stock Plan. As of the date of this Agreement, there are no shares of capital stock of Holding Company reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which Holding Company is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by a Holding Company Stock Plan and as set forth in Section 3.3(d) of Holding Company’s Disclosure Schedule.

(e)          SEC Filings; Financial Statements; Accounting Controls.

(i)            Holding Company has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “Securities Documents”) with the Securities and Exchange Commission (the “SEC”) since June 15, 2016 under the Securities Act and the Exchange Act, and, to the extent such Securities Documents are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to Towne copies of such Securities Documents. Holding Company’s Securities Documents, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any Securities Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by one or more Securities Documents filed prior to the date of this Agreement, then on the date of such filing), did not (and any Securities Documents filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Securities Documents or necessary in order to make the statements made in such Securities Documents, in light of the circumstances under which they were made, not misleading.

(ii)            Each of Holding Company’s financial statements contained in or incorporated by reference into any Securities Documents (including any Securities Documents filed after the date of this Agreement) (the “Financial Statements”) complied (or, in the case of Securities Documents filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of Securities Documents filed after the date of this Agreement, will fairly present) the consolidated financial position of Holding Company and the Holding Company Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)            Holding Company and Bank Subsidiary have devised and maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of their respective Board of Directors and duly authorized executive officers, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Holding Company and Bank Subsidiary or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its properties and assets is permitted only in accordance with general or specific authorization of their respective Board of Directors and duly authorized executive officers, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv)            Holding Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its Securities Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. Holding Company has disclosed, to its auditors and the audit committee of its Board of Directors and on Section 3.3(e)(iv) of Holding Company’s Disclosure Schedule (i) based on the evaluation of such controls in conjunction with its Annual Report on Form 10-K filed with the SEC for the period ended December 31, 2016, any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v)            Each of Holding Company’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to its Securities Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Holding Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding Company.

(f)            Bank Reports. Holding Company and each of the Holding Company Subsidiaries has filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2013 with the Board of Governors of the Federal Reserve System, the North Carolina Commissioner of Banks, the FDIC, and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Holding Company and each of the Holding Company Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding Holding Company or any of the Holding Company Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of Holding Company’s and each of the Holding Company Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of Holding Company or any of the Holding Company Subsidiaries. Except as disclosed in the Bank Reports, there is no unresolved violation cited by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of Holding Company or any of the Holding Company Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Holding Company or any of the Holding Company Subsidiaries since December 31, 2013, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Holding Company.

(g)            Absence of Certain Changes or Events. Since December 31, 2016, except as disclosed in its Securities Documents, Financial Statements or Bank Reports filed prior to the date of this Agreement, (i) Holding Company and the Holding Company Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Holding Company.

(h)            Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Securities Documents, Financial Statements or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities that arise out of executory obligations under contracts, (iv) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (v) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Holding Company nor any Holding Company Subsidiary has, and since December 31, 2016 neither has incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its Securities Documents or Bank Reports) and except as disclosed in Section 3.3(h) of Holding Company’s Disclosure Schedule.

(i)
Material Contracts; Defaults.

(i)            Set forth in Section 3.3(i)(i) of Holding Company’s Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that Holding Company or any Holding Company Subsidiary is a party to, bound by or subject to (each, a “Holding Company Contract” and collectively, “Holding Company Contracts”): (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of Holding Company or a Holding Company Subsidiary to indemnification from Holding Company or a Holding Company Subsidiary, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $50,000 per year and/or has a termination fee, (E) which relates to the incurrence of indebtedness by Holding Company or Bank Subsidiary (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Holding Company or a Holding Company Subsidiary, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by Holding Company or a Holding Company Subsidiary of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by Holding Company or a Holding Company Subsidiary, (J) which materially restricts the conduct of any business by Holding Company or a Holding Company Subsidiary or limits the freedom of Holding Company or a Holding Company Subsidiary to engage in any line of business in any geographic area (or would so restrict Towne or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Holding Company or a Holding Company Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (K) which is with respect to, or otherwise commits Holding Company or a Holding Company Subsidiary to do, any of the foregoing.

(ii)          Each Holding Company Contract is valid and binding on Holding Company or the respective Holding Company Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Holding Company, is valid and binding on the other parties thereto. Holding Company and each Holding Company Subsidiary is not, and to the Knowledge of Holding Company and Bank Subsidiary, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Holding Company or a Holding Company Subsidiary is currently outstanding.

(j)            Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(j) of Holding Company’s Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to the Knowledge of Holding Company and Bank Subsidiary, threatened against Holding Company or any of the Holding Company Subsidiaries or against any of Holding Company’s or the Holding Company Subsidiaries’ properties, assets, interests or rights, or against any of Holding Company’s or Holding Company Subsidiaries’ officers, directors or employees in their capacities as such. Except as set forth in Section 3.3(j) of Holding Company’s Disclosure Schedule, neither Holding Company nor any of the Holding Company Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of Holding Company or the operations of any of the Holding Company Subsidiaries and neither Holding Company nor any of the Holding Company Subsidiaries has been advised by any Governmental Authority or otherwise become aware that any Governmental Authority is investigating, inquiring or otherwise contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Since January 1, 2014, Holding Company and each of the Holding Company Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business.

(k)
Tax Matters.

(i)           Holding Company and each of the Holding Company Subsidiaries have filed all federal, state and local returns and reports relating to Taxes required to be filed with a Governmental Authority (each, a “Tax Return”), and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined herein) owed by Holding Company or any of the Holding Company Subsidiaries have been paid, are reflected as a liability in its Securities Documents or Bank Reports, or are being contested in good faith as set forth in Holding Company’s Disclosure Schedule. Except as set forth in Section 3.3(k)(i) of Holding Company’s Disclosure Schedule, no Tax Return filed by Holding Company or any of the Holding Company Subsidiaries is the subject of any administrative or judicial proceeding, no unpaid Tax deficiency has been asserted against Holding Company or any of the Holding Company Subsidiaries by any Governmental Authority, and to the Knowledge of Holding Company and the Holding Company Subsidiaries, no Tax Return filed by Holding Company or any of the Holding Company Subsidiaries is under examination by any Governmental Authority. For the purposes of this Agreement, “Tax” or “Taxes” mean any and all taxes, charges, fees, levies or other assessments in the nature of a tax imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(ii)           Holding Company and each of the Holding Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Holding Company and each of the Holding Company Subsidiaries have complied in all material respects with all Tax information reporting and backup withholding provisions of applicable law.

(iii)           There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Holding Company or any of the Holding Company Subsidiaries. Neither Holding Company nor any of the Holding Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Holding Company and the Holding Company Subsidiaries). Neither Holding Company nor any of the Holding Company Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transaction is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv)           Neither Holding Company nor any of the Holding Company Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Section 1.6011-4(b)(2) of the Treasury Regulations. Holding Company and each of the Holding Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Holding Company is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v)           Neither Holding Company nor Bank Subsidiary is aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(l)
Property.

(i)           Except as set forth in Section 3.3(l)(i) of Holding Company’s Disclosure Schedule or reserved against as disclosed in its Securities Documents or Bank Reports, Holding Company and each of the Holding Company Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests, other than Permitted Liens (as defined herein), to all of the properties and assets, real and personal, reflected in the balance sheet included in its Securities Documents or Bank Reports as of December 31, 2016 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to Holding Company’s or any of the Holding Company Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments, and to Holding Company’s Knowledge, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all buildings, structures, and appurtenances owned, leased, or occupied by Holding Company and each of the Holding Company Subsidiaries (the “Real Property”) are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein. With regard to the Real Property, there are no eminent domain or similar proceedings pending or, to the Knowledge of Holding Company or Bank Subsidiary, threatened affecting all or any material portion of such Real Property, and further, there is no writ, injunction, decree, order or judgement outstanding, nor any action, claim suit or proceeding pending or, to the Knowledge of Holding Company or Bank Subsidiary, threatened, relating to the ownership, lease, use, occupancy or operation of such Real Property.

(ii)           Section 3.3(l)(ii) of Holding Company’s Disclosure Schedule identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by Holding Company and each of the Holding Company Subsidiaries or in which Holding Company or any of the Holding Company Subsidiaries has any leasehold interest. Holding Company has made available to Towne true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which Holding Company or any of the Holding Company Subsidiaries is a party.

For purposes of this Section 3.3(l), “Permitted Liens” shall mean: (a) liens arising by operation of law for taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (b) liens arising by operation of law, including liens arising by virtue of the rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial law, that do not, individually or in the aggregate, materially impair the value of the assets to which they relate and that are for current obligations; (c) imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Holding Company or the Holding Company Subsidiaries as currently conducted, including (i) the standard or printed exclusions under a standard form of ALTA owner’s policy of title insurance, (ii) the lien for taxes on Real Property not due and payable on or before the Closing Date, (iii) zoning ordinances affecting the Real Property, (iv) all easements, covenants, restrictions, reservations, rights-of-way and other similar matters of record as of the date of Holding Company’s execution of this Agreement, and (v) such matters as would be disclosed by a current and accurate survey and inspection of the Real Property; and (d) security interests granted in connection with either (i) the lease of equipment in the ordinary course of business, or (ii) an existing mortgage agreement encumbering Real Property as set forth on Schedule 3.3(l)(i).

(m)         Employee Benefit Plans.

(i)           Section 3.3(m)(i) of Holding Company’s Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans and programs of Holding Company and the Holding Company Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “Holding Company Benefit Plan” and collectively, the “Holding Company Benefit Plans”). Neither Holding Company nor any Holding Company Subsidiary is subject to or obligated under any oral or unwritten Holding Company Benefit Plan.

(ii)          Holding Company has, with respect to each Holding Company Benefit Plan, previously delivered or made available to Towne true and complete copies of: (A) all current Holding Company Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Holding Company Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the Holding Company Benefit Plan is intended to qualify under Sections 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service (the “IRS”); and (G) copies of the most recent nondiscrimination tests for all Holding Company Benefit Plans, as applicable.

(iii)           None of the Holding Company Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv)           All of the Holding Company Benefit Plans are in compliance in all material respects with applicable laws and regulations, and Holding Company has administered the Holding Company Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v)            Each Holding Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, as reflected in a current favorable determination letter (based on IRS permitted determination request procedures), or opinion letter, as applicable, or a filing for the same has been made with the IRS seeking such a determination letter and that request is still awaiting decision by the IRS (based on IRS permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any Tax-qualified plan. To the Knowledge of Holding Company and Bank Subsidiary, there have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the Treasury Regulations thereunder, to any Tax-qualified plan during the preceding five years without required notice to and approval by the IRS and payment of all obligations and liabilities attributable to such Tax-qualified plans.

(vi)            All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any Holding Company Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of Holding Company or any Holding Company Subsidiary, and no request for a waiver from the IRS with respect to any minimum funding requirement under Section 412 of the Code.

(vii)            To Holding Company’s and Bank Subsidiary’s Knowledge, neither Holding Company nor Bank Subsidiary has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Holding Company Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA. To Holding Company’s and Bank Subsidiary’s Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Holding Company Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii)          There are no actions, suits, investigations or claims (other than routine claims for benefits) pending, threatened or, to the Knowledge of Holding Company and Bank Subsidiary, anticipated with respect to any of the Holding Company Benefit Plans. None of the Holding Company Benefit Plans is the subject of a pending or, to the Knowledge of Holding Company and Bank Subsidiary, threatened investigation or audit by the IRS, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

(ix)            Except as set forth in Section 3.3(m)(ix) of Holding Company’s Disclosure Schedule (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no Holding Company Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and (C) no Holding Company Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any Holding Company Benefit Plan or result in any acceleration of the time of payment or vesting of any such benefits to any material extent as a result of the transactions contemplated by this Agreement.

(x)            Holding Company has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(xi)          Except as set forth in Section 3.3(m)(xi) of Holding Company’s Disclosure Schedule, Holding Company and the Holding Company Subsidiaries have made all bonus and commission payments to which they were required to make prior to the date hereof to any employee under any Holding Company Benefit Plan for calendar years 2015 and 2016.

(xii)         All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of Holding Company or any Holding Company Subsidiary have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(xiii)        Except as set forth in Section 3.3(m)(xiii) of Holding Company’s Disclosure Schedule, each Holding Company Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the IRS, and (B) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(xiv)        Section 3.3(m)(xiv) of Holding Company’s Disclosure Schedule accurately reflects the timing and the maximum amounts for the payments that would be payable under the applicable Salary Continuation Agreements for the respective individuals set forth therein in the event the respective individuals were to have a Separation from Service immediately following a Change in Control (as such terms are defined in the applicable Salary Continuation Agreements) occurring on the assumed date and under the circumstances specified in such Section of the Holding Company’s Disclosure Schedule. Upon a Separation from Service following a Change in Control occurring on a date other than the date assumed in such Section of the Holding Company’s Disclosure Schedule, the timing and maximum amounts of the payments under such Salary Continuation Agreements are determined in a manner consistent with such Section of the Holding Company’s Disclosure Schedule. The four percent (4%) per annum effective interest rate and discount rate used to compute such payments in Section 3.3(m)(xiv) of the Holding Company’s Disclosure Schedule is equal to the discount rate and interest rate used by the Holding Company and Holding Company Subsidiaries for the most recent five (5) years for accounting purposes and for purposes of determining any payment obligations with regard to all Salary Continuation Agreements (and similar agreements) of the Holding Company and Holding Company Subsidiaries. The amount of the monthly payments of the “Accrued Benefit” (as defined in the Salary Continuation Agreements) under the respective Salary Continuation Agreements is equal to the “Accrual Balance” (as defined in the Salary Continuation Agreements) projected to a lump sum amount at Normal Retirement at a rate of four percent (4%) per annum, and then converted to the monthly payments commencing at Normal Retirement also based on a rate of four percent (4%) per annum.

(n)            Insurance. Set forth in Section 3.3(n) of Holding Company’s Disclosure Schedule is a list of all insurance policies or bonds currently maintained by Holding Company or each Holding Company Subsidiary. Holding Company and the Holding Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Holding Company reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2016, neither Holding Company nor any of the Holding Company Subsidiaries has received any notice of cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2017, has been refused any insurance coverage sought or applied for, and Holding Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Holding Company or the Holding Company Subsidiaries.

(o)            Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(o) of Holding Company’s Disclosure Schedule:

(i)            All evidences of indebtedness reflected as assets by each of Holding Company or any of the Holding Company Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of December 31, 2016 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which to its Knowledge have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on Holding Company; and (D) in all material respects made in accordance with its standard loan policies except for workout credits and approved policy exceptions.

(ii)            The allowance for possible loan losses (the “Loan Loss Allowance”) shown by each of Holding Company or any of the Holding Company Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of December 31, 2016 was, and the Loan Loss Allowance to be shown in its Securities Documents, Financial Statements or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (not including letter of credit or commitments to make loans or extend credit which are included in “other liabilities”).

(iii)            Any reserve for losses with respect to other real estate owned (“OREO”) and any reserve for repossession with respect to mortgage loans to be shown on its Securities Documents, Financial Statements or Bank Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO or mortgage loan portfolio, as the case may be, of Holding Company and any of the Holding Company Subsidiaries as of the dates thereof.

(iv)            The Loan Loss Allowance has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

(v)            Section 3.3(o)(v) of Holding Company’s Disclosure Schedule sets forth all residential or commercial mortgage loans originated on or after January 1, 2013 by it or any of the Holding Company Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of the Holding Company Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of the Holding Company Subsidiaries to purchase back (but have not been purchased back).

(p)          Certain Loans and Related Matters. Except as set forth in Section 3.3(p) of Holding Company’s Disclosure Schedule, as of March 1, 2017, neither Holding Company nor any of the Holding Company Subsidiaries was a party to any written or oral: (i) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a “Loan”), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) Loan which had been classified by any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) Loan, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the Holding Company Subsidiaries; or (iv) Loan in violation of any law, regulation or rule applicable to Holding Company or any of the Holding Company Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(q)          Environmental Matters.

(i)           Except as described in Section 3.3(q) of Holding Company’s Disclosure Schedule, Holding Company and each of the Holding Company Subsidiaries are in compliance with all Environmental Laws (as defined herein). Neither Holding Company nor any of the Holding Company Subsidiaries has received any communication alleging that Holding Company or such Holding Company Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)           Neither Holding Company nor any of the Holding Company Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) Holding Company or such Holding Company Subsidiary, (B) any person or entity whose liability for any Environmental Claim Holding Company or any Holding Company Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by Holding Company or any Holding Company Subsidiary, or any real or personal property which Holding Company or any Holding Company Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which Holding Company or a Holding Company Subsidiary holds a security interest securing a loan recorded on the books of Holding Company or such Holding Company Subsidiary. Neither Holding Company nor any of the Holding Company Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii)           With respect to all real and personal property owned or leased by Holding Company or any of the Holding Company Subsidiaries, or all real and personal property which Holding Company or any of the Holding Company Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, Holding Company will promptly provide Towne with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in Holding Company’s Disclosure Schedule). Holding Company and all of the Holding Company Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv)           To the Knowledge of Holding Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Holding Company or any of the Holding Company Subsidiaries or against any person or entity whose liability for any Environmental Claim Holding Company or any of the Holding Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v)           For purposes of this Agreement, the following terms shall have the following meanings:

(A)           “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B)           “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C)           “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, underground storage tanks and any other materials regulated under Environmental Laws.

(vi)           Notwithstanding any other provision contained herein, the representations and warranties contained in this Section 3.3(q) constitute the sole representations and warranties of Holding Company and Bank Subsidiary regarding the existence of Environmental Claims, compliance with or liability under Environmental Laws, or the presence of Materials of Environmental Concern.

(r)            Books and Records. The books and records of Holding Company and those of the Holding Company Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s)           Intellectual Property. Holding Company and the Holding Company Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Holding Company Technology Systems (as such terms are defined herein) that are used by Holding Company and the Holding Company Subsidiaries in their respective businesses as currently conducted. Holding Company and the Holding Company Subsidiaries, to their Knowledge, have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of Holding Company or Bank Subsidiary threatened, against Holding Company or any of the Holding Company Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Holding Company Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by Holding Company and the Holding Company Subsidiaries or by a third party.

(t)            Derivative Instruments. Except as set forth in Section 3.3(t) of Holding Company’s Disclosure Schedule, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for Holding Company’s own account, or for the account of one or more of the Holding Company Subsidiaries or its or their customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of Holding Company or one of the Holding Company Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither Holding Company nor any of the Holding Company Subsidiaries, nor, to the Knowledge of Holding Company or any of the Holding Company Subsidiaries, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(t) of Holding Company’s Disclosure Schedule.

(u)            Deposits. Except as set forth in Section 3.3(u) of Holding Company’s Disclosure Schedule, as of December 31, 2016, none of Holding Company’s deposits or the deposits of any of the Holding Company Subsidiaries are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of Holding Company or any of the Holding Company Subsidiaries.

(v)            Investment Securities.

  (i)            Holding Company and each of the Holding Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Holding Company or the Holding Company Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of Holding Company and each of the Holding Company Subsidiaries in accordance with GAAP.

  (ii)            Holding Company and each of the Holding Company Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Holding Company and each of the Holding Company Subsidiaries believes are prudent and reasonable in the context of such businesses.

(w)          Takeover Laws and Provisions. The Board of Directors of Holding Company has approved the Transaction, this Agreement, the Plan of Merger, the Bank Plan of Merger and the transactions contemplated hereby and thereby. Holding Company has taken all action required to be taken by Holding Company in order to make this Agreement, the Plan of Merger, the Bank Plan of Merger and the transactions contemplated hereby and thereby comply with, and this Agreement, the Plan of Merger, the Bank Plan of Merger and the transactions contemplated hereby and thereby do comply with, the requirements of the Organizational Documents of Holding Company and Bank Subsidiary.

(x)            Transactions With Affiliates. All “covered transactions” between Holding Company and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(y)            CRA, Anti-Money Laundering, OFAC and Customer Information Security. Bank Subsidiary has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act of 1997 (the “CRA”). Neither Holding Company nor Bank Subsidiary has Knowledge of any facts or circumstances that would cause Bank Subsidiary: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank Subsidiary. To the Knowledge of Holding Company and Bank Subsidiary, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Holding Company or any Holding Company Subsidiaries to undertake any remedial action. The Board of Directors of Bank Subsidiary (or where appropriate of any other Holding Company Subsidiary) has adopted, and Bank Subsidiary (or such other Holding Company Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Bank Subsidiary (or such other Holding Company Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z)            Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Holding Company Common Stock is necessary to approve this Agreement and the Merger on behalf of Holding Company. The affirmative vote of the holders of a majority of the outstanding shares of common stock of Bank Subsidiary is necessary to approve this Agreement and the Bank Merger on behalf of Bank Subsidiary. No other vote of the stockholders of Holding Company or Bank Subsidiary is required by the NCBCA, Holding Company’s Organizational Documents, Bank Subsidiary’s Organizational Documents or otherwise to approve this Agreement and the Transaction.

(aa)            Financial Advisors. None of Holding Company, any of the Holding Company Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Holding Company has retained Raymond James & Associates, Inc. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(aa) of Holding Company’s Disclosure Schedule and under which such firm will be entitled to certain fees in connection with this Agreement).

(bb)           Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of Holding Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James & Associates, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Holding Company. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.4
Representations and Warranties of Towne.

Subject to and giving effect to Sections 3.1 and 3.2, Towne hereby represents and warrants to Holding Company and Bank Subsidiary as follows:

(a)            Organization, Standing and Power. Towne is a Virginia state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Towne has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Towne’s deposits are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law. True and complete copies of the Organizational Documents of Towne, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.4(a) of Towne’s Disclosure Schedule.

(b)            Subsidiaries. Each subsidiary of Towne is identified, collectively, in Exhibit 21 to Towne’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the FDIC, or in Section 3.4(b) of Towne’s Disclosure Schedule (each individually a “Towne Subsidiary” and collectively the “Towne Subsidiaries”). Each Towne Subsidiary (i) is a duly organized corporation, limited liability company or statutory trust validly existing and in good standing under applicable laws, (ii) has full corporate or other applicable power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Towne on a consolidated basis. The outstanding shares of capital stock or equity interests of each Towne Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Towne free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(c)            Authority; No Breach of the Agreement.

 (i)            Towne has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Towne, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Towne. This Agreement is a valid and legally binding obligation of Towne, enforceable in accordance its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

 (ii)            Neither the execution and delivery of this Agreement by Towne, nor the consummation by Towne of the transactions contemplated hereby, nor compliance by Towne with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of Towne; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Towne or any Towne Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) material license, agreement or other instrument or obligation, to which Towne or any Towne Subsidiary is a party or by which Towne or any Towne Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Towne or any Towne Subsidiary.

 (iii)            Except for (A) the necessary Regulatory Approvals, (B) compliance with the applicable requirements of the Exchange Act and the Securities Act, (C) the separate filing of Articles of Merger with the Virginia State Corporation Commission and North Carolina Secretary of State to effect the Transaction, (D) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Towne Common Stock pursuant to this Agreement, (E) approval of listing the shares of Towne Common Stock to be issued pursuant to this Agreement on the NASDAQ Global Select Market, and (F) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Transaction, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Towne Merger Sub of the Merger and Towne of the Bank Merger and the other transactions contemplated by this Agreement. As of the date hereof, Towne is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Transaction.

(d)           Towne Capital Stock. The authorized capital stock of Towne consists of 2,000,000 shares of preferred stock, par value $5.00 per share, of which none are issued and outstanding as of the date hereof, and 90,000,000 shares of Towne Common Stock, of which 62,572,033 shares were issued and outstanding as of the date of this Agreement. All outstanding shares of Towne Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person.  As of the date of this Agreement, there are no shares of capital stock reserved for issuance, or any outstanding Rights with respect to any capital stock of Towne, except as contemplated by a Towne stock option or other equity-based compensation plan, by Towne’s Member Stock Purchase and Dividend Reinvestment Plan or by Towne’s Securities Documents.

(e)            Securities Filings; Financial Statements; Accounting Controls.

 (i)            Towne has filed all Securities Documents with the FDIC since December 31, 2013 under the Securities Act and the Exchange Act and, to the extent such Securities Documents are not available through the web site maintained by the FDIC, has made copies of such Securities Documents available to Holding Company and Bank Subsidiary. Towne’s Securities Documents, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any Securities Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time filed (or if amended or superseded by one or more Securities Documents filed prior to the date of this Agreement, then on the date of such filing), did not (and any Securities Documents filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Securities Documents or necessary in order to make the statements made in such Securities Documents, in light of the circumstances under which they were made, not misleading.

 (ii)            Each of the financial statements of Towne contained in or incorporated by reference into any Securities Documents (including any Securities Documents filed after the date of this Agreement) complied (or, in the case of Securities Documents filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of Securities Documents filed after the date of this Agreement, will fairly present) the consolidated financial position of Towne and the Towne Subsidiaries as at the respective dates and the consolidated results of Towne’s operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

 (iii)           Towne has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Towne or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv)            Towne’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its Securities Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms as adopted by the FDIC, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. Towne has disclosed, to its auditors and the audit committee of its Board of Directors and on Section 3.4(e)(iv) of Towne’s Disclosure Schedule (i) based on the evaluation of such controls in conjunction with its Annual Report on Form 10-K filed with the FDIC for the period ended December 31, 2016, any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(v)            Each of Towne’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to its Securities Documents, and the statements contained in such certifications are true and accurate in all material respects. Towne is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Towne.

(f)            Bank Reports. Towne and each of the Towne Subsidiaries has filed all Bank Reports that they were required to file since December 31, 2013 with the Regulatory Agencies, including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency. Any such Bank Report regarding Towne and each of the Towne Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of Towne’s and each of the Towne Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of Towne or any of the Towne Subsidiaries and no enforcement action, to its Knowledge, threatened by any Regulatory Agency.

(g)            Absence of Certain Changes or Events. Since December 31, 2016, except as disclosed in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (i) Towne and the Towne Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Towne.

(h)            Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities that arise out of executory obligations under contracts, (iv) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (v) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Towne nor any Towne Subsidiary has, and since December 31, 2016 has not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its Securities Documents or Bank Reports).

(i)           Material Contracts.

(i)            Neither Towne nor any of the Towne Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Towne Securities Documents filed prior to the date hereof. Each contract, arrangement, commitment or understanding of the type described in this Section 3.4(i)(i) is referred to herein as a “Towne Contract.”

(ii)            Each Towne Contract is valid and binding on Towne or the respective Towne Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Towne, is valid and binding on the other parties thereto. Towne and each Towne Subsidiary is not, and to the Knowledge of Towne, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Towne or a Towne Subsidiary is currently outstanding.

(j)            Legal Proceedings; Compliance with Laws. There are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against Towne or any of the Towne Subsidiaries or against any of Towne’s or the Towne Subsidiaries’ properties, assets, interests or rights, or against any of Towne’s or Towne Subsidiaries’ officers, directors or employees in their capacities as such. Neither Towne nor any of the Towne Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of Towne or the operations of any of the Towne Subsidiaries and neither Towne nor any of the Towne Subsidiaries has been advised by any Governmental Authority or otherwise become aware that any Governmental Authority is investigating, inquiring or otherwise contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Since January 1, 2014, Towne and each of the Towne Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business.

(k)            Tax Matters. Towne and each of the Towne Subsidiaries have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by Towne or any of the Towne Subsidiaries have been paid, are reflected as a liability in Towne’s Securities Documents or Bank Reports, or are being contested in good faith as set forth in Towne’s Disclosure Schedule. No Tax Return filed by Towne or any of the Towne Subsidiaries is the subject of any administrative or judicial proceeding, no unpaid tax deficiency has been asserted against Towne or any of the Towne Subsidiaries by any Governmental Authority, and to the Knowledge of Towne and any of the Towne Subsidiaries, no Tax Return filed by Towne or any of the Towne Subsidiaries is under examination by any Governmental Authority. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Towne or any of the Towne Subsidiaries. Towne is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Towne is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. At all times since its formation and through the end of the day of the Effective Date and of the Bank Merger Effective Date, Towne Merger Sub has been and will be a “disregarded entity” (within the meaning of Treasury Regulations Sections 1.368-2(b)(1) and 301.7701-3) with respect to Towne, and neither Towne nor Towne Merger Sub has filed or will cause to be filed any Tax-related election or Tax Return to the contrary that is effective or applicable for any period before or including the later of the day of the Effective Date and the day of the Bank Merger Effective Date.

(l)           Employee Benefit Plans.

(i)            All of the Towne Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and Towne has administered such benefit plans in accordance with applicable laws and regulations in all material respects. For the purposes of this Agreement, a “Towne Benefit Plan” means an employee benefit plan and program of Towne and the Towne Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (collectively, the “Towne Benefit Plans”).

(ii)            Each Towne Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, as reflected in a current favorable determination letter (based on IRS permitted determination request procedures), or a filing for the same has been made with the IRS seeking such a determination letter and that request is still awaiting decision by the IRS (based on IRS permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any Tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the Treasury Regulations thereunder, to any Tax-qualified plan during the preceding five years without notice to and approval by the IRS and payment of all obligations and liabilities attributable to such Tax-qualified plans.

(m)            Insurance. Towne and the Towne Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Towne reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2016, neither Towne nor any of the Towne Subsidiaries has received any notice of cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2017, has been refused any insurance coverage sought or applied for, and Towne has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Towne or the Towne Subsidiaries.

(n)           Allowance for Loan Losses.

(i)            All evidences of indebtedness reflected as assets by each of Towne or any of the Towne Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of December 31, 2016 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii)            The Loan Loss Allowance shown by Towne in its Securities Documents or Bank Reports as of December 31, 2016 was, and the Loan Loss Allowance to be shown in its Securities Documents or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit). The Loan Loss Allowance has been established in accordance with GAAP, and applicable regulatory requirements and guidelines.

(o)            Environmental Matters.  Towne and each of the Towne Subsidiaries are in compliance with all Environmental Laws. Neither Towne nor any of the Towne Subsidiaries has received any communication alleging that Towne or such Towne Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance. To the Knowledge of Towne, there are no past or present actions, activities, circumstances, events, or incidents that could reasonably form the bases of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Towne or any of the Towne Subsidiaries or against any person or entity whose liability for any Environmental Claim Towne or an Towne Subsidiary has or may have retained contractually or by operation of law. Notwithstanding any other provision contained herein, the representations and warranties contained in this Section 3.3(o) constitute the sole representations and warranties of Towne regarding the existence of Environmental Claims, compliance with or liability under Environmental Laws, or the presence of Materials of Environmental Concern.

(p)            Books and Records. The books and records of Towne and those of the Towne Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(q)            CRA, Anti-Money Laundering, OFAC and Customer Information Security. Towne has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Towne does not have Knowledge of any facts or circumstances that would cause Towne: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Towne. To the Knowledge of Towne, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Towne or any of the Towne Subsidiaries to undertake any remedial action. The Board of Directors of Towne (or where appropriate of any Towne Subsidiary) has adopted, and Towne (or such Towne Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Towne (or such Towne Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(r)            Required Vote. No vote of the stockholders of Towne is required by the VSCA, Towne’s Articles of Incorporation, Towne’s Bylaws or otherwise to approve this Agreement and the Transaction. The affirmative vote of Towne, as the sole member of Towne Merger Sub, is necessary to approve this Agreement and the Merger.

(s)            Financial Advisors. None of Towne, any of the Towne Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Towne has retained Sandler O’Neill & Partners, L.P. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.4(s) of Towne’s Disclosure Schedule and under which such firm will be entitled to certain fees in connection with this Agreement).

(t)            Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of Towne has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to Towne, from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

(u) Historic Business; No Redemption or Disposition. As of the date of this Agreement it is the present intention, and as of the Effective Date it will be the present intention, of Towne to continue, either through Towne or through a member of Towne’s “qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of Holding Company and Bank Subsidiary, or to use at least a significant portion of Holding Company’s and Bank Subsidiary’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of this Agreement and as of the Effective Date, neither Towne nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Towne has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Towne Common Stock issued to the stockholders of Holding Company in connection with the Merger. As of the date of this Agreement and as of the Effective Date, Towne does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of Holding Company or Bank Subsidiary acquired in the Transaction or pursuant to this Agreement, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

(v) Representations and Warranties of Towne with Respect to Towne Merger Sub.

(i) Towne Merger Sub, a wholly owned subsidiary of Towne, is a Virginia limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Towne Merger Sub was formed by Towne for the sole purpose of consummating the Merger, and has all requisite power and authority to carry on its business as now being conducted. As of the date of this Agreement, Towne Merger Sub has no assets, properties, liabilities or business operations. True and complete copies of the Organizational Documents of Towne Merger Sub, as in full force and effect as of the date hereof, are set forth in Section 3.4(v)(i) of Towne’s Disclosure Schedule.

(ii)           Towne Merger Sub has the power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Towne Merger Sub, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Towne Merger Sub and its sole member. This Agreement is a valid and legally binding obligation of Towne Merger Sub, enforceable in accordance its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

ARTICLE 4
Covenants Relating to Conduct of Business

4.1            Conduct of Business of Holding Company and Bank Subsidiary Pending the Transaction.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in Holding Company’s Disclosure Schedule, without the prior written consent of Towne (not to be unreasonably withheld or delayed), Holding Company agrees that it will not, and will cause each of the Holding Company Subsidiaries not to:

(a)            Conduct its business and the business of the Holding Company Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its commercially reasonable efforts to maintain and preserve intact their (i) business organizations, material assets and employees and (ii) relationships with material customers, suppliers, employees and business associates.

(b)            Take any action that would prevent or materially adversely affect or delay the ability of Towne, Holding Company or Bank Subsidiary (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)            Amend, repeal or modify its Organizational Documents, other than as contemplated by this Agreement.

(d)            Other than pursuant to stock options outstanding as of the date hereof under the Holding Company Stock Plans as disclosed in Section 3.3(d) of Holding Company’s Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar or other stock-based rights.

(e)            Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of Holding Company or a Holding Company Subsidiary, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice that do not exceed five percent (5%) on an individual basis and except for incentive or bonus payments that do not exceed fifteen percent (15%) on an individual basis, provided that such merit increases, incentive and bonus payments shall not exceed $500,000 in the aggregate.

(f)            Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of Holding Company’s Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, restricted stock, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(g)            Hire any person as an employee of Holding Company or a Holding Company Subsidiary or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(g) of Holding Company’s Disclosure Schedule and (ii) persons whose employment is terminable at the will of Holding Company and who are not contractually entitled to severance or similar benefits or payments that would become payable as a result of the Transaction or the consummation thereof (other than severance or similar benefits provided pursuant to Section 5.10(c) of this Agreement).

(h)            Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, provided, however, that Bank Subsidiary may declare and pay dividends and distributions to Holding Company in the ordinary course of business consistent with past practice.

(i)            Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j)            Implement, or adopt, any change in its Tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k)          Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Transaction set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l)           Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, deposits, business or properties except for (i) OREO properties sold in the ordinary course of business consistent with past practice and (ii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate.

(m)         Acquire all or any portion of the assets, business, securities (excluding investment securities in the ordinary course of business consistent with past practice), deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in amounts that do not exceed $500,000 individually or $1,000,000 in the aggregate; and (ii) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate.

(n)          Except as otherwise permitted under this Section 4.1, enter into, amend, modify, cancel, fail to renew or terminate any Holding Company Contract or any agreement, contract, lease, license, arrangement, commitment or understanding (whether written or oral) that would constitute a Holding Company Contract if entered into prior to the date hereof.

(o)          Enter into any settlements or similar agreements with respect to any actions, suits, proceedings, orders or investigations to which Holding Company or a Holding Company Subsidiary is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by Holding Company and the Holding Company Subsidiaries collectively of an aggregate amount that exceeds $50,000 and/or would impose any material restriction on the business of Holding Company.

(p)          Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(q)           Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, Towne prior to the date hereof).

(r)            (i) Make, renew, restructure or otherwise modify any Loan other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (x) in the case of unsecured Loans made to any borrower that are originated in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies with any exceptions approved per existing policy, a principal balance not in excess of $1,000,000, (y) in the case of new secured Loans made to any borrower that are originated in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies, with any exceptions approved per existing policy, total corporate exposure to such borrower not in excess of $10,000,000 and (z) in the case of renewal of existing Loans made in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies with any exceptions approved per existing policy, total corporate exposure to such borrower not in excess of $10,000,000; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. Towne shall be entitled to observation rights in connection with the consideration by the Management Loan Committee of Bank Subsidiary of any new Loan or renewal of any existing Loan with total corporate exposure to such borrower in excess of $5,000,000. Holding Company and Bank Subsidiary will promptly notify Towne of any policy exceptions made in making, renewing, modifying or restructuring any Loan. In the event that Towne’s prior written consent is required pursuant to clause (i) above, Towne shall use its commercially reasonable efforts to provide such consent within one (1) business day of any request by Holding Company.

(s)            Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to (i) borrowings from the Federal Home Loan Bank of Atlanta or existing federal funds accommodation lines of credit with correspondent banks in the ordinary course of business consistent with past practice; and (ii) the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(t)            Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity, in satisfaction of debts previously contracted in good faith or otherwise in accordance with the existing investment policy of Bank Subsidiary, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of three (3) years or less, or dispose of any debt security or equity investment.

(u)            Enter into or settle any Derivative Contract other than contracts used to hedge mortgage rate risk in the ordinary course of business as currently conducted.

(v)             Other than as a Loan or in connection with a debt previously contracted and in order to protect Bank Subsidiary from loss, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(w)            Make or change any material Tax election in a manner inconsistent with past practice, settle or compromise any material Tax liability of Holding Company, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Holding Company, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes in a manner inconsistent with past practice, or file any amended Tax Return.

(x)            Take any other action that would make any representation or warranty in Section 3.3 hereof untrue, taking into account the standard set forth in Section 3.2.

(y)            Agree to take any of the actions prohibited by this Section 4.1.

4.2            Conduct of Business of Towne Pending the Transaction.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Holding Company, Towne agrees that it will not, and will cause each of the Towne Subsidiaries not to:

(a)            Conduct its business and the business of the Towne Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its commercially reasonable efforts to maintain and preserve intact their (i) business organizations, assets and employees and (ii) relationships with customers, suppliers, employees and business associates.

(b)            Take any action that would prevent or materially adversely affect or delay the ability of Towne or Holding Company (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)            Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Transaction set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(d)           Amend, repeal or modify any provision of its Organizational Documents in a manner which would have a material adverse effect on Holding Company, the stockholders of Holding Company or the transactions contemplated by this Agreement.

(e)            Take any other action that would make any representation or warranty in Section 3.4 hereof untrue, taking into account the standard set forth in Section 3.2.

(f)            Agree to take any of the actions prohibited by this Section 4.2.

4.3
Transition.

To facilitate the integration of the operations of Towne and Holding Company and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Transaction, each of Towne and Holding Company shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4           Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give Towne directly or indirectly, the right to control or direct the operations of Holding Company or Bank Subsidiary or to exercise, directly or indirectly, a controlling influence over the management or policies of Holding Company or Bank Subsidiary, and nothing contained in this Agreement (including, without limitation, Section 4.2 and Section 4.3) shall give Holding Company or Bank Subsidiary, directly or indirectly, the right to control or direct the operations of Towne or to exercise, directly or indirectly, a controlling influence over the management or policies of Towne. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

ARTICLE 5
Additional Agreements

5.1            Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, the parties hereto will use their commercially reasonable efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and shall cooperate fully with the other parties hereto to that end.

5.2            Access to Information; Confidentiality.

(a)            Upon reasonable notice and subject to applicable laws regarding the disclosure or exchange of information, Holding Company and Bank Subsidiary shall permit Towne to make or cause to be made such investigation of Holding Company’s and Bank Subsidiary’s operational, financial and legal condition as Towne reasonably requests; provided, that such investigation shall be reasonably related to the Transaction and shall not interfere unreasonably with normal operations. No investigation, in and of itself, by Towne shall affect the representations and warranties of Holding Company or Bank Subsidiary. Holding Company shall provide to Towne all written agendas and meeting or written consent materials provided to the directors of Holding Company and Bank Subsidiary in connection with board and committee meetings, subject to applicable laws relating to the exchange of information. Notwithstanding the above provisions in this Section 5.2(a), Towne and its representatives shall not be entitled to receive information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal (as such terms are defined herein) or any matters relating thereto. Neither Holding Company nor any of the Holding Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Holding Company or any of the Holding Company Subsidiaries.

(b)            During the period from the date of this Agreement to the Effective Date, Holding Company shall, upon the request of Towne, cause one or more of its designated executive officers to confer on a monthly or more frequent basis with Towne regarding Holding Company’s financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event later than the earlier of (i) the thirtieth (30th) day after the end of each calendar quarter ending after the date of this Agreement, and (ii) the date of public dissemination of earnings information pertaining to such calendar quarter (or year with respect to a quarter ending on December 31), Holding Company will deliver to Towne its unaudited balance sheet and statements of income, stockholders’ equity and cash flows, without related notes, for such quarter (or year with respect to a quarter ending on December 31) prepared in accordance with GAAP. Within fifteen (15) days after the end of each month, Holding Company will deliver to Towne (i) such loan reports as Towne may reasonably request, and (ii) such other financial data as Towne may reasonably request. The financial statements required to be delivered by this Section 5.2(b) may be consolidated.

(c)            Each party hereto will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(d)            Each party hereto shall, and shall use its commercially reasonable efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information of the other party obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other party, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such Regulatory Approval, that party will provide the other party a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, promptly destroy in a manner that renders the information impracticable to read or reconstruct and certify the destruction of all confidential information received from the other party.

5.3            Holding Company Stockholder Approval.

(a)            Unless this Agreement has been terminated in accordance with its terms and subject to Section 5.3(b), Holding Company shall call a meeting of its stockholders for the purpose of obtaining the Holding Company Stockholder Approval and shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Holding Company Stockholders Meeting”). In connection with that meeting, but subject to Section 5.3(b) and a Change of Recommendation (as defined herein) pursuant to Section 5.5(e), the Board of Directors of Holding Company (i) shall support and recommend approval of this Agreement and the Plan of Merger and any other matters required to be approved by Holding Company’s stockholders for consummation of the Merger (the “Holding Company Recommendation”), and (ii) shall use its commercially reasonable efforts to obtain the Holding Company Stockholder Approval.

(b)            Provided that the Holding Company is acting in good faith and in compliance with its obligations under Section 5.3(a), Holding Company may postpone or adjourn the Holding Company Stockholders Meeting: (i) with the consent of Towne; (ii) for the absence of a quorum; (iii) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Holding Company within a reasonable period of time in advance of the Holding Company Stockholders Meeting; (iv) to allow reasonable additional time to solicit additional proxies as necessary to obtain the Holding Company Stockholder Approval; or (v) if required by applicable Law.

5.4            Proxy Statement.

(a)            Each party will cooperate with the other party, and their representatives, in the preparation of a proxy statement and prospectus and other proxy solicitation materials constituting a part thereof (the “Proxy Statement”), to be filed with the SEC in connection with (i) the solicitation of proxies from the stockholders of Holding Company for the Holding Company Stockholders Meeting, and (ii) the offering and issuance of Towne Common Stock in the Merger. Each party agrees to cooperate with the other party, its legal, financial and accounting advisors, in the preparation of the Proxy Statement. Each party shall prepare and furnish to other parties such information relating to it and its directors, officers and stockholders and such party’s business and operations as may be reasonably required to comply with SEC rules and regulations or SEC staff comments in connection with the Proxy Statement, which information may be based on such party’s knowledge of and access to the information required for said document and advice of counsel with respect to SEC disclosure obligations. Each party shall provide the other parties and its legal, financial and accounting advisors the opportunity to review and provide comments: (i) upon such Proxy Statement a reasonable time prior to its filing in preliminary and definitive forms and (ii) on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments relating to the Proxy Statement a reasonable time prior to filing or submission to the SEC. Each party shall consider in good faith all comments from the other parties and their respective legal, financial and accounting advisors to the Proxy Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about a party or its officers, directors, business, arrangements, operations or stock or the Transaction that has not been approved by the other parties, which approval shall not be unreasonably withheld, delayed or conditioned. Each party agrees to cooperate with the other parties and each other party’s counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Proxy Statement. Each party agrees to use its commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC for use in definitive form as promptly as reasonably practicable after the preliminary filing thereof and to cause a definitive Proxy Statement to be mailed to the Holding Company stockholders as promptly as reasonably practicable thereafter. Towne also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)           Each party agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and the time of the Holding Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

(c)           Holding Company agrees to advise Towne, promptly after Holding Company receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC for use in definitive form or when any supplement or amendment has been filed, of the initiation or, to the extent Holding Company is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information or of any other correspondence from the SEC in connection with the Proxy Statement that relates to Towne or the Transaction. Holding Company agrees to promptly provide to Towne copies of correspondence between Holding Company (or any of its representatives and advisors on Holding Company’s behalf), on the one hand, and the SEC, on the other hand as it relates to the Proxy Statement or the Transaction.

5.5           No Other Acquisition Proposals.

(a)           Holding Company agrees that it will not, and will cause the Holding Company Subsidiaries and Holding Company’s and the Holding Company Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by Holding Company or any of the Holding Company Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein). Notwithstanding the foregoing, Holding Company, the Holding Company Subsidiaries and their respective officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by Holding Company or any of the Holding Company Subsidiaries) may contact any person or persons to clarify the terms and conditions of an unsolicited Acquisition Proposal and to inform such person of the terms of this Section 5.5.

(b)           Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit Holding Company, prior to the receipt of the Holding Company Approvals and subject to material compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to Holding Company (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the Holding Company Board of Directors concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to stockholders under applicable law, (ii) before taking such actions, Holding Company receives from such person or entity an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Holding Company, and (iii) the Holding Company Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Holding Company shall promptly (within twenty-four (24) hours) notify Towne orally and in writing of Holding Company’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep Towne apprised of any material related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c)            For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Holding Company or Bank Subsidiary: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of fifteen percent (15%) or more of the consolidated assets of Holding Company or fifteen percent (15%) or more of any class of equity or voting securities of Holding Company or the Holding Company Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Holding Company; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of Holding Company or the Holding Company Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Holding Company.

(d)           For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of Holding Company concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal (including the financing thereof and any conditions thereto and taking into account the terms and conditions of this Agreement) (i) is more favorable to the stockholders of Holding Company from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed and in a timely manner; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “fifteen percent (15%) or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Holding Company or Bank Subsidiary.

(e)            Notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Holding Company Stockholder Approval, the Board of Directors of Holding Company may (i) withhold, withdraw, modify or amend the Holding Company Recommendation or (ii) authorize, adopt, approve, recommend or otherwise declare advisable a Superior Proposal if the Holding Company first takes the actions set forth in Section 7.1(i)(A) through (D) (any action in clause (i) or (ii), a “Change of Recommendation”), in each case if the Board of Directors of Holding Company determines in good faith (after consultation with its outside legal counsel) that failure to do so would be more likely than not to result in a violation of its fiduciary obligations under applicable law, and may also take any action contemplated by Section 7.1.

(f)            Except as otherwise provided in this Agreement (including Sections 5.3 and 7.1), nothing in this Section 5.5 shall permit Holding Company to terminate this Agreement or affect any other obligation of Holding Company under this Agreement.

(g)            Holding Company agrees that any material violation of the restrictions set forth in this Section 5.5 by any authorized representative of Holding Company shall be deemed a breach of this Section 5.5 by Holding Company.

5.6            Applications and Consents.

(a)            The parties hereto shall cooperate and use their commercially reasonable efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all Regulatory Approvals and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b)            Each party hereto will furnish to the other parties copies of proposed applications in draft form and provide a reasonable opportunity for comment prior to the filing of any such application with any Governmental Authority. Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7            Public Announcements.

Prior to the Effective Date, Towne and Holding Company will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure).

5.8            Affiliate Agreements.

Holding Company has identified to Towne all persons who are, as of the date hereof, directors or executive officers of Holding Company. Holding Company shall have delivered to Towne on or prior to the date hereof executed copies of a written affiliate agreement in the form of Exhibit 5.8 hereto from each such Holding Company director or executive officer and from BancTenn Corp.

5.9            Director Noncompetition Agreements.

Holding Company and Bank Subsidiary shall have delivered to Towne on or prior to the date hereof an executed copy of a written noncompetition agreement in the form of Exhibit 5.9 hereto from each director of Holding Company and Bank Subsidiary.

5.10         Employee Benefit Plans.

(a)            Towne at its election shall either: (i) provide generally to officers and employees of Holding Company and the Holding Company Subsidiaries, who at or after the Effective Date become employees of Towne or the Towne Subsidiaries (“Holding Company Continuing Employees”), employee benefits under the Towne Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of Towne and the Towne Subsidiaries; or (ii) maintain for the benefit of the Holding Company Continuing Employees, the Holding Company Benefit Plans maintained by Holding Company immediately prior to the Effective Date; provided that Towne may take action to amend any Holding Company Benefit Plan immediately prior to the Effective Date to comply with any law or, so long as the benefits provided under those Holding Company Benefit Plans following such amendment are no less favorable to the Holding Company Continuing Employees than benefits provided by Towne to its officers and employees under any comparable Towne Benefit Plans, as necessary and appropriate for other business reasons.

(b)           For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the Towne Benefit Plans, service with or credited by Holding Company or any of the Holding Company Subsidiaries shall be treated as service with Towne. To the extent permitted under applicable law, Towne shall cause welfare Towne Benefit Plans maintained by Towne that cover the Holding Company Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Holding Company Continuing Employees under welfare Holding Company Benefit Plans to be credited to such Holding Company Continuing Employees under welfare Towne Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such Holding Company Continuing Employees under welfare Towne Benefit Plans.

(c)            Each employee of Holding Company or any Holding Company Subsidiary at the Effective Date whose employment is involuntarily terminated other than for cause by Towne after the Effective Date, but on or before the date that is six (6) months from the Effective Date, excluding any employee who has a contract providing for severance pay, shall be entitled to receive severance pay equal to two (2) weeks of pay, at his or her rate of pay in effect at the time of termination, for each full year of continuous service with Holding Company and Towne, subject to a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of pay. Such severance payments will be in lieu of any payment under any severance pay plans that may be in effect at Holding Company or any Holding Company Subsidiary prior to the Effective Date.

(d)            With respect to Holding Company’s 401(k) plan, Holding Company shall cause such plan to be terminated effective immediately prior to the Effective Date, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each Holding Company Continuing Employee who was a participant in the Holding Company 401(k) plan and who continues in the employment of Towne or any Towne Subsidiary shall be eligible to participate in Towne’s 401(k) plan on or as soon as administratively practicable after the Effective Date, and account balances under the terminated Holding Company 401(k) plan will be eligible for distribution or rollover, including direct rollover, to Towne’s 401(k) for Holding Company Continuing Employees. Any other former employee of Holding Company or the Holding Company Subsidiaries who is employed by Towne or the Towne Subsidiaries after the Effective Date shall be eligible to be a participant in the Towne 401(k) plan upon complying with eligibility requirements. All rights to participate in Towne’s 401(k) plan are subject to Towne’s right to amend or terminate the plan. For purposes of administering Towne’s 401(k) plan, service with Holding Company and the Holding Company Subsidiaries shall be deemed to be service with Towne for participation and vesting purposes, but not for purposes of benefit accrual.

(e)            Nothing in this Section 5.10 shall be interpreted as preventing Towne, from and after the Effective Date, from amending, modifying or terminating any Towne Benefit Plans or Holding Company Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.11         Reservation of Shares; NASDAQ Listing.

(a)            Towne shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Towne Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b)            Towne shall use commercially reasonable efforts to cause the shares of Towne Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

5.12         Indemnification; Insurance.

(a)            Following the Effective Date, Towne shall indemnify, defend and hold harmless any person who has rights to indemnification from Holding Company, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and Holding Company’s Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, Towne shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between Towne and the indemnified party.

(b)            Towne shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Holding Company from insurance carriers with comparable credit ratings, covering, without limitation, the Merger and the Bank Merger; provided, however, that the cost of such “tail” policy shall in no event exceed two hundred fifty percent (250%) of the amount of the last annual premium paid by Holding Company for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, Towne would be required to expend more than two hundred fifty percent (250%) of the amount of the last annual premium paid by Holding Company, Towne will obtain the maximum amount of that insurance obtainable by payment of such amount.

(c)            The provisions of this Section 5.12 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.13         Employment and Other Arrangements.

(a)            Towne will, as of and after the Effective Date, assume and honor all employment, severance, change in control, supplemental executive retirement and deferred compensation agreements or arrangements that Holding Company and the Holding Company Subsidiaries have with their current and former officers and directors and which are set forth in Section 5.13(a) of Holding Company’s Disclosure Schedule, except to the extent any such agreements or arrangements shall be superseded on or after the Effective Date.

(b)            As of the date hereof, Towne has entered into employment arrangements with the individuals named in Section 5.13(b) of Towne’s Disclosure Schedule as described in such schedule.

5.14         Notice of Deadlines.

Holding Company has set forth in Section 5.14 of Holding Company’s Disclosure Schedule a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Holding Company or any of the Holding Company Subsidiaries is a party. For purposes of this Section 5.14, a material agreement shall mean an agreement not terminable on sixty (60) days or less notice and involving the payment or value of more than $50,000 per year and/or has a termination fee.

5.15         Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.16           Change of Method.

Towne and Holding Company shall be empowered, upon their mutual agreement and at any time prior to the Effective Date (and whether before or after the Holding Company Stockholders Meeting), to change the method or structure of effecting the combination of Towne and Holding Company (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or amount of cash to be received by Holding Company stockholders in exchange for each share of Holding Company Common Stock, (ii) adversely affect the tax treatment of Towne or Holding Company pursuant to this Agreement or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.17            Certain Policies.

Prior to the Effective Date, each of Holding Company and Bank Subsidiary shall, consistent with GAAP and applicable banking laws and regulations, modify or change its respective Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Towne; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 6.1(b).

5.18            Assumption of Trust Preferred Capital Securities.

Prior to the Effective Date, Towne, Towne Merger Sub and Holding Company shall take all actions necessary for Holding Company and either or both of Towne or Towne Merger Sub to enter into supplemental indentures with the trustees of the Holding Company’s trust preferred capital securities to evidence the succession of either or both of Towne or Towne Merger Sub as the obligor on those securities as of the Effective Date. The form of the supplemental indentures shall be reasonably acceptable to Towne and Holding Company. Towne agrees to assume, on its own or through Towne Merger Sub, Holding Company’s obligations under the indentures as well as under the other agreements related to the trust preferred capital securities.

ARTICLE 6
Conditions to the Transaction

6.1            General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a)            Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the Holding Company Stockholder Approval.

(b)            Regulatory Approvals. Towne, Towne Merger Sub, Holding Company and Bank Subsidiary shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on Towne (after giving effect to the Transaction) in the reasonable opinion of Towne, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of Towne.

(c)            Proxy Statement. The Proxy Statement shall have been cleared by the SEC for use in definitive form and it shall not be subject any stop order or any threatened stop order (or any order, demand, request or other action with similar effect) of the SEC.

(d)            NASDAQ Listing. The shares of the Towne Common Stock to be issued to the holders of Holding Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(e)            Legal Proceedings. Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Transaction.

6.2            Conditions to Obligations of Towne and Towne Merger Sub.

The obligations of Towne and Towne Merger Sub to perform this Agreement and consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Towne pursuant to the provisions of this Section 6.2 and Section 8.3.

(a)            Representations and Warranties. The representations and warranties of Holding Company and Bank Subsidiary set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and Towne shall have received certificates, dated as of the Closing Date, signed on behalf of Holding Company and Bank Subsidiary by the Chief Executive Officer and Chief Financial Officer of Holding Company and Bank Subsidiary, respectively, to such effect.

(b)            Performance of Obligations. Holding Company and each of the Holding Company Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Towne shall have received certificates, dated as of the Closing Date, signed on behalf of Holding Company and Bank Subsidiary by the Chief Executive Officer and Chief Financial Officer of Holding Company and Bank Subsidiary, respectively, to such effect.

(c)            Federal Tax Opinion. Towne shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, in form and substance reasonably satisfactory to Towne, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Towne, Holding Company and Bank Subsidiary reasonably satisfactory in form and substance to such counsel.

(d)            Agreements with Certain Key Employees of Holding Company and Bank Subsidiary. The agreements with certain key employees of Holding Company and Bank Subsidiary concerning their employment with Towne and related matters after the Effective Date as set forth in Section 5.13(b) of Towne’s Disclosure Schedule have been memorialized in binding, written agreements entered into by the key employees and none of the key employees has taken any action on or before the Effective Date to materially breach or to cancel or terminate any such agreements, or to terminate his or her employment with Holding Company or Bank Subsidiary.

6.3            Conditions to Obligations of Holding Company and Bank Subsidiary.

The obligations of Holding Company and Bank Subsidiary to perform this Agreement and consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Holding Company and Bank Subsidiary pursuant to Section 8.3.

(a)            Representations and Warranties. The representations and warranties of Towne set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date, as though made on and as of the Closing Date and Holding Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Towne by the Chief Executive Officer and Chief Financial Officer of Towne to such effect.

(b)            Performance of Obligations. Towne and each of the Towne Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Holding Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Towne by the Chief Executive Officer and Chief Financial Officer of Towne to such effect.

(c)            Federal Tax Opinion. Holding Company shall have received a written opinion, dated the Closing Date, from its counsel, Wyrick Robbins Yates & Ponton LLP, in form and substance reasonably satisfactory to Holding Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Towne, Holding Company and Bank Subsidiary reasonably satisfactory in form and substance to such counsel.

ARTICLE 7
Termination

7.1            Termination.

This Agreement may be terminated and the Transaction abandoned at any time before the Effective Date, whether before or after receipt of the Holding Company Stockholder Approval, as provided below:

(a)            Mutual Consent. By the mutual consent in writing of Towne, Towne Merger Sub, Holding Company and Bank Subsidiary;

(b)           Closing Delay. By Towne and Towne Merger Sub or Holding Company and Bank Subsidiary, evidenced by written notice, if the Transaction has not been consummated by March 31, 2018 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Transaction to occur on or before such date;

(c)           Breach of Representation or Warranty.

(i)           By Towne and Towne Merger Sub (provided that Towne is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Holding Company or Bank Subsidiary contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Holding Company of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Towne and Towne Merger Sub the ability to refuse to consummate the Transaction under Section 6.2(a); or

(ii)           By Holding Company and Bank Subsidiary (provided that Holding Company or Bank Subsidiary is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Towne contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Towne of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Holding Company the ability to refuse to consummate the Transaction under Section 6.3(a);

(d)          Breach of Covenant or Agreement.

(i)           By Towne and Towne Merger Sub (provided that Towne is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Holding Company or Bank Subsidiary of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Holding Company of such breach;

(ii)           By Holding Company and Bank Subsidiary (provided that Holding Company or Bank Subsidiary is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Towne of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Towne of such breach;

(e)          Conditions to Performance Not Met. By either Towne on the one hand or Holding Company and Bank Subsidiary on the other hand (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Transaction set forth in Section 6.2 or Section 6.3, as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f)         Holding Company Solicitation and Recommendation Matters; Holding Company Stockholders Meeting Failure. At any time prior to the Holding Company Stockholders Meeting, by Towne and Towne Merger Sub if (i) Holding Company shall have materially breached Section 5.5, (ii) the Holding Company Board of Directors shall have failed to make the Holding Company Recommendation, (iii) the Holding Company Board of Directors shall have effected a Change of Recommendation in a manner adverse in any respect to the interests of Towne or (iv) Holding Company shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the Holding Company Stockholders Meeting in accordance with (and subject to the exceptions set forth in) Section 5.3;

(g)          No Holding Company Stockholder Approval. By either Towne and Towne Merger Sub or Holding Company and Bank Subsidiary, if the Holding Company Stockholder Approval shall not have been attained by reason of the failure to obtain the required vote at the Holding Company Stockholders Meeting or any adjournment thereof;

(h)          Termination Event. By Towne and Towne Merger Sub upon the occurrence of any of the following events after the date hereof:

(i)            (A) Holding Company or Bank Subsidiary, without having received Towne’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with Holding Company or Bank Subsidiary, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of Holding Company or Bank Subsidiary; or (B) Holding Company or Bank Subsidiary, without having received Towne’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from Holding Company securities representing fifteen percent (15%) or more of the voting power of Holding Company; or

(ii)            a tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of Holding Company Common Stock is commenced (other than by Towne or a Towne Subsidiary), and the Holding Company Board recommends that the stockholders of Holding Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10)-business day period specified in Rule 14e-2(a) under the Exchange Act;

(i)          Other Agreement. At any time prior to the receipt of the Holding Company Stockholder Approval, by Holding Company and Bank Subsidiary in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by Holding Company and the Holding Company Board of Directors in material compliance with Section 5.5 hereof; provided that this Agreement may be terminated by Holding Company and Bank Subsidiary pursuant to this Section 7.1(i) only after taking the following actions: (A) Holding Company shall notify Towne in writing, at least three (3) business days in advance, that it intends to accept a Superior Proposal; (B) upon Towne’s request, Holding Company shall discuss with Towne the facts and circumstances giving rise to such decision and negotiate in good faith with Towne to facilitate Towne’s evaluation of whether to improve the terms and conditions of this Agreement as would permit the Board of Directors of Holding Company not to accept the Superior Proposal; (C) if Towne shall have delivered to Holding Company a written offer capable of being accepted by Holding Company to alter the terms of this Agreement during such three (3) business day notice period, the Board of Directors of Holding Company shall have determined in good faith (after consultation with its outside legal counsel and financial advisor), after considering the terms of such offer by Towne, that such Superior Proposal would continue to constitute a Superior Proposal; and (D) in the event of any material change to the material terms of such Superior Proposal, Holding Company shall, in each case, provide Towne with an additional notice and, unless Holding Company provides such additional notice to Towne within three (3) business days of providing Towne with the original notice contemplated by clause (A), the notice period shall recommence, except that the notice period shall be two (2) business days rather than the three (3) business day notice period otherwise contemplated by clause (A); or

(j)            Decline in Towne Common Stock Price. By Holding Company and Bank Subsidiary if the Holding Company Board of Directors so determines by a vote of the majority of the members of the entire Holding Company Board of Directors, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i)           the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Towne Ratio”) shall be less than eighty one-hundredths (0.80); and

(ii)          (x) the Towne Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting twenty one-hundredths (0.20) from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the “Index Ratio”);

subject, however, to the following three (3) sentences. If Holding Company and Bank Subsidiary elect to exercise the termination right pursuant to this Section 7.1(j), Holding Company and Bank Subsidiary shall give written notice to Towne (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Towne shall have the option to increase the consideration to be received by the holders of Holding Company Common Stock hereunder, by adjusting the applicable Exchange Ratio (calculated to the nearest one one-thousandth (1/1000)) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Starting Price, eighty one-hundredths (0.80) and the applicable Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Index Ratio and the applicable Exchange Ratio (as then in effect) by (B) the Towne Ratio. If Towne so elects within such five (5)-day period, it shall give prompt written notice to Holding Company of such election and the revised applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the applicable Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(j), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the per share closing prices of a share of Towne Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired or (ii) the date on which the stockholders of Holding Company approve the Agreement.

“Final Index Price” means the average of the Index Prices for the twenty (20) consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” means the NASDAQ Bank Index.

“Index Price” means the closing price on such date of the Index Group.

“Starting Date” means the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $34.35.

If Towne declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Towne Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(j).

7.2         Effect of Termination.

In the event of termination of this Agreement as provided in Section 7.1, none of Towne, Holding Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), this Article 7 (Termination) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3        Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, dated February 13, 2017, between Towne and Holding Company, which shall survive in accordance with its terms) shall survive the Effective Date, except for Section 5.12 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.

7.4         Fees and Expenses.

(a)          Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of all filing and other fees paid to the SEC and other Governmental Authorities and Regulatory Agencies in connection with the Transaction shall be borne equally by Towne and Holding Company.

(b)          In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by Towne while structuring the Transaction, Holding Company shall pay Towne the sum of $12,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)           if this Agreement is terminated by Towne and Towne Merger Sub pursuant to Section 7.1(f) or Section 7.1(h), or by Holding Company and Bank Subsidiary pursuant to Section 7.1(i), payment shall be made to Towne concurrently with the termination of this Agreement; or

(ii)           if this Agreement is terminated (A) by Towne and Towne Merger Sub pursuant to Section 7.1(c)(i), Section 7.1(d)(i) or Section 7.1(e), (B) by either Towne and Towne Merger Sub or Holding Company and Bank Subsidiary pursuant to Section 7.1(b), or (C) by either Towne or Holding Company and Bank Subsidiary pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the stockholders, senior management or the Board of Directors of Holding Company (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Holding Company contemplated by this Agreement at the Holding Company Stockholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination Holding Company enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Holding Company shall pay to Towne the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the consummation of such transaction, or (2) if a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) is consummated otherwise than pursuant to an agreement with Holding Company within twelve (12) months after the termination of this Agreement, then Holding Company shall pay to Towne the Termination Fee on the date when such transaction is consummated.

(c)          The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by Holding Company or Bank Subsidiary. The amount(s) payable by Holding Company pursuant to paragraph (b) of Section 7.4 shall be the sole and exclusive remedy of Towne in the event such amount(s) are payable as specified in such paragraph. If Holding Company fails to pay or cause payment to Towne the amount(s) due under paragraph (b) above at the time specified therein, Holding Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Towne in connection with any action in which Towne prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(d)            Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.4. For the avoidance of doubt, in no event shall the Holding Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

ARTICLE 8
General Provisions

8.1            Entire Agreement.

This Agreement, including the Disclosure Schedules and the exhibits hereto, contains the entire agreement among Towne, Towne Merger Sub, Holding Company and Bank Subsidiary with respect to the Transaction and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2            Binding Effect; No Third Party Rights.

This Agreement shall bind Towne, Towne Merger Sub, Holding Company and Bank Subsidiary and their respective successors and assigns. Other than Sections 5.10, 5.12 and 5.13, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3            Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the Holding Company Stockholders Meeting, except statutory requirements and requisite approvals of stockholders and Governmental Authorities.

8.4            Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5            Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally or by confirmed telecopier, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Towne, to each of:

G. Robert Aston, Jr.
Chairman and Chief Executive Officer
TowneBank
6001 Harbour View Boulevard

Suffolk, Virginia 23425

Fax:
(757) 484-4591

George P. Whitley, Esq.
Senior Executive Vice President and Chief Legal Officer
TowneBank
800 East Canal Street, Suite 700
Richmond, Virginia 23219
Fax:  (804) 477-6002
Email: george.whitley@townebank.net

with a copy to:

Scott H. Richter, Esq.

Williams Mullen

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

Fax:
(804) 420-6507
Email: srichter@williamsmullen.com

If to Holding Company and Bank Subsidiary:

Robert C. Hatley
President and Chief Executive Officer
Paragon Commercial Corporation
3535 Glenwood Avenue
Raleigh, North Carolina 27612
Fax: (866) 480-1012
Email: bhatley@paragonbank.com

with a copy to:

Todd H. Eveson, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Fax:
(919) 781-4865
Email:  teveson@wyrick.com

8.6            Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7            Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8            Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

8.9 Interpretation; Global Terms.

Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific governmental agencies or entities includes any successor statute or regulation, or agency or entity, as the case may be. Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words “include” or “including” in this Agreement is by way of example rather than by limitation. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

TOWNEBANK

By:         /s/ G. Robert Aston, Jr.
G. Robert Aston, Jr.
Chairman and Chief Executive Officer

TB ACQUISITION, LLC

By:         /s/ G. Robert Aston, Jr.
G. Robert Aston, Jr.
President

PARAGON COMMERCIAL CORPORATION

By:          /s/ Robert C. Hatley
Robert C. Hatley
President and Chief Executive Officer

PARAGON COMMERCIAL BANK

By:         /s/ Robert C. Hatley
Robert C. Hatley
President and Chief Executive Officer

EXHIBIT 1.1
To the Agreement and
Plan of Reorganization

PLAN OF MERGER
BY AND BETWEEN
TB ACQUISITION, LLC
AND
PARAGON COMMERCIAL CORPORATION

Pursuant to this Plan of Merger (“Plan of Merger”), Paragon Commercial Corporation, a North Carolina business corporation (“Holding Company”), shall merge with and into TB Acquisition, LLC (“Towne Merger Sub”), a Virginia limited liability company and wholly owned subsidiary of TowneBank, Virginia banking corporation (“Towne”).

ARTICLE 1
Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among Towne, Towne Merger Sub, Holding Company and Paragon Commercial Bank, a North Carolina banking corporation and wholly owned subsidiary of Holding Company (the “Agreement”), at the Effective Date (as defined herein), Holding Company shall be merged with and into Towne Merger Sub (the “Merger”) in accordance with the provisions of Virginia and North Carolina law, and with the effects set forth in Section 13.1-1070 of the Virginia Limited Liability Company Act and Sections 55-11-10(e) and 55-11-10(e1) of the North Carolina Business Corporation Act (“NCBCA”). The separate corporate existence of Holding Company thereupon shall cease, and Towne Merger Sub will be the surviving entity in the merger and continue its existence after the Merger as a Virginia limited liability company. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.3(a) of the Agreement (the “Effective Date”). The name of the surviving corporation shall be TB Acquisition, LLC.

ARTICLE 2
Merger Consideration; Exchange Procedures

2.1           Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of Towne or Holding Company or their respective stockholders, or Towne Merger Sub or its sole member:

(a)           Each share of common stock, par value $1.667 per share, of Towne (“Towne Common Stock”), and each equity interest of Towne Merger Sub, that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)            Each share of common stock, par value $0.008 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Date shall be converted into and exchanged for the right to receive 1.7250 shares (the “Exchange Ratio”) of Towne Common Stock, plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”). All shares of Holding Company Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(c)            Each certificate previously representing shares of Holding Company Common Stock (a “Holding Company Common Certificate”) and the non-certificated shares of Holding Company Common Stock (the “Holding Company Book-Entry Shares”) shall cease to represent any rights except the right to receive with respect to each share of Holding Company Common Stock (i) the Merger Consideration upon the surrender of such Holding Company Common Certificate or Holding Company Book-Entry Shares in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(d)            Each share of Holding Company Common Stock held by Towne or Town Merger Sub and each share of Towne Common Stock held by Holding Company or any of the Holding Company Subsidiaries (as defined in the Agreement) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Towne Common Stock shall resume the status of authorized and unissued shares of Towne Common Stock.

2.2           Exchange Procedures.

(a)            On or before the Closing Date, Towne shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Towne (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Holding Company Common Certificates and the holders of Holding Company Book-Entry Shares, at the election of Towne, either certificates representing the shares of Towne Common Stock or noncertificated shares of Towne Common Stock (or a combination) issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for the Holding Company Common Certificates and Holding Company Book-Entry Shares.

(b)            As promptly as practicable after the Effective Date, Towne shall cause the Exchange Agent to send to each former stockholder of record of Holding Company immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Holding Company Common Certificates or Holding Company Book-Entry Shares for the Merger Consideration, as provided for herein.

(c)            Towne shall cause the Merger Consideration into which shares of Holding Company Common Stock are converted at the Effective Date, and dividends or distributions that a Holding Company stockholder shall be entitled to receive, to be issued and paid to such Holding Company stockholder upon proper surrender to the Exchange Agent of Holding Company Common Certificates and Holding Company Book-Entry Shares representing such shares of Holding Company Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d)            Any Holding Company stockholder whose Holding Company Common Certificates or Holding Company Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and dividends or distributions to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Towne pursuant to applicable law and as required in accordance with Towne’s standard policy (including the requirement that the stockholder furnish customary indemnity).

(e)            Any portion of the Exchange Fund that remains unclaimed by the stockholders of Holding Company for twelve (12) months after the Effective Date shall be returned to Towne (together with any earnings in respect thereof). Any stockholders of Holding Company who have not complied with this Article 2 shall thereafter be entitled to look only to Towne, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Holding Company Common Stock such stockholder held as of the close of business on the Effective Date as determined pursuant to this Plan of Merger, without any interest thereon.

(f)            None of the Exchange Agent, the parties hereto, the Towne Subsidiaries (as defined in the Agreement) nor the Holding Company Subsidiaries (as defined in the Agreement) shall be liable to any stockholder of Holding Company for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3             Holding Company Stock Options and Other Equity-Based Awards.

(a)            At the Effective Date, each option (to the extent any are outstanding), whether vested or unvested, to purchase shares of Holding Company Common Stock (a “Holding Company Stock Option”) granted under an equity or equity-based compensation plan of Holding Company (a “Holding Company Stock Plan”) or otherwise granted shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Holding Company Stock Option (except as provided otherwise in this Section 2.3(a)), the number of shares of Towne Common Stock equal to the product of (i) the number of shares of Holding Company Common Stock subject to the Holding Company Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Holding Company Common Stock that were purchasable pursuant to such Holding Company Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Holding Company Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code, and all other options shall be adjusted if necessary in a manner that maintains the option’s exemption from Section 409A of the Code.

(b)            At the Effective Date, each restricted stock award granted under a Holding Company Stock Plan (a “Holding Company Stock Award”) that is unvested or contingent and outstanding immediately prior to the Effective Date shall cease, at the Effective Date, to represent any rights with respect to shares of Holding Company Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of Towne (a “Replacement Stock Award”), on the same terms and conditions as were applicable under the Holding Company Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the Holding Company Stock Plan or in the related award document by reason of the Merger). The number of shares of Towne Common Stock subject to each such Replacement Stock Award shall be equal to the number of shares of Holding Company Common Stock subject to the Holding Company Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Towne Common Stock.

(c)            At the Effective Date, Towne shall assume the Holding Company Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and Replacement Stock Awards, and Towne shall have no obligation to make any additional grants or awards under the Holding Company Stock Plans. The provisions of any such Holding Company Stock Plan will be unchanged, except that (i) all references to Holding Company (other than any references relating to a “change in control” (or similar term) of Holding Company) in the Holding Company Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to Towne, unless Towne reasonably determines otherwise, and (ii) the number of shares of Towne Common Stock available for issuance pursuant to the Holding Company Stock Plan following the Effective Date shall be equal to the number of shares of Holding Company Common Stock so available immediately prior to the Effective Date multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Towne Common Stock.

(d)            As soon as practicable after the Effective Date, Towne will deliver to the holders of Replacement Options and Replacement Stock Awards any required notices setting forth such holders’ rights pursuant to the respective Holding Company Stock Plan and award documents and stating that such Replacement Options and Replacement Stock Awards have been issued by Towne and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Holding Company Stock Plan).

2.4           No Fractional Shares.

Each holder of shares of Holding Company Common Stock exchanged pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Towne Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Towne Common Stock multiplied by the average closing price per share of Towne Common Stock, as reported on the NASDAQ Global Select Market, for the ten (10) consecutive trading days ending on and including the fifth trading day prior to the Effective Date.

2.5            Anti-Dilution.

In the event Towne changes (or establishes a record date for changing) the number of shares of Towne Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6            Dividends.

No dividend or other distribution payable to the holders of record of Holding Company Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Holding Company Common Certificate or Holding Company Book-Entry Share until such holder properly surrenders such shares (or furnishes customary indemnity that the Holding Company Common Certificate or Holding Company Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.7            Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8            No Appraisal Rights.

In accordance with Section 55-13-02 of the NCBCA, no appraisal rights shall be available to the holders of Holding Company Common Stock in connection with the Merger or the other transactions contemplated by this Plan of Merger.

ARTICLE 3
Articles of Organization and Operating Agreement of Towne Merger Sub

3.1          Articles of Organization.

The Articles of Organization of Towne Merger Sub as in effect immediately prior to the Effective Date will be the Articles of Organization of Towne Merger Sub at and after the Effective Date until thereafter amended in accordance with applicable law.

3.2          Operating Agreement.

The Operating Agreement of Towne Merger Sub as in effect immediately prior to the Effective Date will be the Operating Agreement of Towne Merger Sub at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 4
Conditions Precedent

The obligations of Towne Merger Sub and Holding Company to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5
Amendment

Subject to the terms and conditions of the Agreement, this Plan of Merger may be amended by the Sole Manager of Towne Merger Sub and the Board of Directors of Holding Company at any time prior to the Effective Date; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the sole member of Towne Merger Sub, and the stockholders of Towne and Holding Company shall not:

(a)            Alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by the Holding Company stockholders;

(b)            Alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely Holding Company stockholders in any material respect; or

(c)            Alter or change any term of the Articles of Incorporation of Holding Company, as amended, or the Articles of Organization of Towne Merger Sub.

EXHIBIT 1.2
To the Agreement and
Plan of Reorganization

BANK PLAN OF MERGER
BY AND BETWEEN
TOWNEBANK
AND
PARAGON COMMERCIAL BANK

Pursuant to this Bank Plan of Merger (“Bank Plan of Merger”), Paragon Commercial Bank, a North Carolina banking corporation (“Bank Subsidiary”), shall merge with and into TowneBank, a Virginia banking corporation (“Towne”).

ARTICLE 1
Terms of the Bank Merger; Effective Date

(a)            Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among Towne, TB Acquisition, LLC, Paragon Commercial Corporation, a North Carolina business corporation and the holding company of Bank Subsidiary (“Holding Company”), and Bank Subsidiary (the “Agreement”), at the Effective Date (as defined herein), Bank Subsidiary shall be merged with and into Towne (the “Bank Merger”) in accordance with the provisions of Virginia and North Carolina law, and with the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”) and Section 55-11-06 of the North Carolina Business Corporation Act (“NCBCA”). The separate corporate existence of Bank Subsidiary thereupon shall cease, and Towne shall be the surviving corporation in the Bank Merger. The name of the surviving corporation shall be TowneBank.

(b)            The Bank Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, and with the office of the North Carolina Secretary of State, as provided in Section 55-11-05 of the NCBCA, effecting the Bank Merger (the “Effective Date”); provided, however, that in no event shall the Effective Date be earlier than, or at the same time as, the effective date and time of the merger of Holding Company with and into TB Acquisition, LLC as provided for in the Agreement (the “Merger”).

ARTICLE 2
Conversion of Shares

At the Effective Date, by virtue of the Bank Merger and without any action on the part of Towne or Bank Subsidiary or their respective stockholders:

(a)           Each share of common stock, par value $1.667 per share, of Towne (“Towne Common Stock”), that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Bank Merger.

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(b)            Each share of common stock, par value $25,000 per share, of Bank Subsidiary that is issued and outstanding immediately before the Effective Date shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

ARTICLE 3
Articles of Incorporation and Bylaws of Towne

3.1            Articles of Incorporation.

The Articles of Incorporation of Towne as in effect immediately prior to the Effective Date will be the Articles of Incorporation of Towne at and after the Effective Date until thereafter amended in accordance with applicable law.

3.2            Bylaws.

Prior to the Effective Date, Towne shall take all appropriate actions to adopt an amendment to the Bylaws of Towne to increase the number of directors that may serve on the Board of Directors of Towne to the extent necessary to accommodate the current directors of Holding Company that will be appointed as directors of Towne as of the Effective Date as contemplated by Section 1.5(a) of the Agreement. The Bylaws of Towne as may be amended pursuant to this paragraph (b) and in effect immediately prior to the Effective Date will be the Bylaws of Towne at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 4
Conditions Precedent

The obligations of Towne and Bank Subsidiary to effect the Bank Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement. Notwithstanding any provision of this Bank Plan of Merger to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Date, the Merger shall have been consummated and TB Acquisition, LLC shall be the sole holder of all of the issued and outstanding shares of the capital stock of Bank Subsidiary, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired.

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EXHIBIT 5.8
To the Agreement and
Plan of Reorganization

FORM OF AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of April 26, 2017, is by and among TowneBank, a Virginia banking corporation (“Towne”), Paragon Commercial Corporation, a North Carolina corporation (“Holding Company”), and the undersigned shareholder of Holding Company (“Shareholder”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of Towne and Holding Company have approved a business combination of their companies through the merger (the “Merger”) of Holding Company with and into TB Acquisition, LLC, a newly-formed Virginia limited liability company and wholly owned subsidiary of Towne (“Towne Merger Sub”), and the merger of Paragon Commercial Bank (“Bank Subsidiary”), a North Carolina banking corporation and wholly owned subsidiary of Holding Company, with and into Towne immediately after the Merger, pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among Towne, Towne Merger Sub, Holding Company and Bank Subsidiary, and related plans of merger (together, the “Merger Agreement”);

WHEREAS, Shareholder is the beneficial and/or registered owner of, and has the right and power to vote or direct the disposition of the number of shares of common stock, par value $0.008 per share, of Holding Company (“Holding Company Common Stock”) set forth below Shareholder’s name on the signature page hereto (such shares, together with all shares of Holding Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, but excluding the shares of common stock described in the last sentence of Section 5(a) hereof, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to Towne, Towne Merger Sub, Holding Company and Bank Subsidiary entering into the Merger Agreement, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Agreement to Vote.

During the term of this Agreement and at such time as Holding Company conducts the Holding Company Stockholders Meeting, Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the Holding Company Stockholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holding Company or Bank Subsidiary under the Merger Agreement or of Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of conditions of Towne, Towne Merger Sub, Holding Company or Bank Subsidiary under the Merger Agreement.

2.            Covenants of Shareholder.

The Shareholder covenants and agrees as follows:

(a)          Ownership. The Shareholder is the beneficial and/or registered owner of the Shares as set forth below Shareholder’s name on the signature page hereto. Except for Shareholder’s Shares, Shareholder is not the beneficial or registered owner of any other shares of Holding Company Common Stock or rights to acquire shares of Holding Company Common Stock and for which Shareholder has the right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b)            Restrictions on Transfer. During the term of this Agreement, Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c)            Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement, and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)            No Breach. None of the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or bound or to which the Shares are subject.

(e)            No Liens. The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder and (ii) Liens, if any, which have been disclosed to Towne in writing on the signature page hereto.

(f)            Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g)            Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of Shareholder’s affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(h)            No Solicitation. During the term of this Agreement, Shareholder shall not, nor shall Shareholder permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i)            Statements. Shareholder shall not make any statement, written or oral, to the effect that Shareholder does not support the Merger or that other stockholders of Holding Company should not support the Merger.

3.           No Prior Proxies.

Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.           Certain Events.

Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Holding Company affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of Holding Company issued to or acquired by Shareholder.

5.           Capacity; Obligation to Vote.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of Holding Company is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, Shareholder shall be permitted, at the request of the Board of Directors of Holding Company, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of Holding Company. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of Shareholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by Shareholder, if applicable, of his or her responsibilities as a director or officer of Holding Company, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by Shareholder of Shareholder’s fiduciary responsibility in respect of any such securities.

(b)            The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) Towne is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) Holding Company and Bank Subsidiary are otherwise entitled to terminate the Merger Agreement.

6.           Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Date of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of Shareholder, Holding Company or Towne, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.            Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, Shareholder shall hereby authorize and instruct Holding Company to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.            Specific Performance

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9.            Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

10.         Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11.            Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to Holding Company or Towne, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to Shareholder, at the address for Shareholder shown on the records of Holding Company.

12.            Benefit of Agreement; Assignment.

(a)            This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b)            The parties hereto agree and designate Bank Subsidiary as a third-party beneficiary of this Agreement, with Bank Subsidiary having the right to enforce the terms hereof.

13.            Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. A facsimile copy or electronic transmission of the signature page hereto shall be deemed to be an original signature page.

14.            Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, Towne, Holding Company and Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

TOWNEBANK

By:
G. Robert Aston, Jr.
Chairman and Chief Executive Officer

PARAGON COMMERCIAL CORPORATION

By:
Robert C. Hatley
President and Chief Executive Officer

SHAREHOLDER

[Insert Name]

Number of Shares
(including restricted stock): _________________

Number of Shares Pledged: __________________

EXHIBIT 5.9
To the Agreement and
Plan of Reorganization

FORM OF DIRECTORS NONCOMPETITION AGREEMENT

April 26, 2017

TowneBank
6001 Harbour View Boulevard
Suffolk, Virginia 23435

Ladies and Gentlemen:

[The undersigned is a director of Paragon Commercial Bank (“Bank Subsidiary”), a North Carolina banking corporation and wholly-owned subsidiary of Paragon Commercial Corporation, a North Carolina corporation (“Holding Company”).] [The undersigned is a director of Paragon Commercial Corporation (“Holding Company”), a North Carolina corporation and parent bank holding company of Paragon Commercial Bank, a North Carolina banking corporation (“Bank Subsidiary”).] TowneBank, a Virginia banking corporation (“Towne”), has agreed to acquire Holding Company and Bank Subsidiary (the “Transaction”), pursuant to an Agreement and Plan of Reorganization, dated as of April 26, 2017, by and among Towne, TB Acquisition, LLC, Holding Company and Bank Subsidiary, and related plans of merger (collectively, the “Agreement”). The undersigned has been offered the opportunity to become a member of either or both of Towne’s Board of Directors or one of Towne’s regional boards of directors following the Bank Merger Effective Date (as defined in the Agreement) of the Bank Merger (as defined in the Agreement).

As a condition of acceptance of such offer, and subject to the exceptions below, the undersigned hereby agrees that, for the longer of (i) 12 months following the Bank Merger Effective Date, or (ii) the period that the undersigned shall be a member of any Towne board of directors identified in the preceding paragraph, the undersigned will not, directly or indirectly: (A) become a member of the board of directors or an advisory board of, or be an organizer of, or be a 1% or more shareholder of, any entity engaged in or formed for the purpose of engaging in a Competitive Business anywhere in the Market Area (as such terms are defined below); or (B) in any individual or representative capacity whatsoever, induce any individual to terminate his or her employment with Towne or its Affiliates (as such term is defined below).

As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, insurance brokerage, asset management, residential and commercial mortgage lending, and any other business in which Towne or any of its Affiliates are engaged; the term “Market Area” means (i) the cities of Cary, Charlotte and Raleigh in North Carolina, and any cities, towns and counties adjacent to such localities, and (ii) any other city, town, county, or municipality in North Carolina in which Towne has established and is continuing to operate a banking office or a loan production office (excluding, for purposes of this letter agreement, an office providing solely residential mortgage loans, unless such office is in the areas identified in clause (i) above); the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Towne; and the term “Person” means any person, partnership, corporation, company, group or other entity.

Notwithstanding the foregoing, in no event shall the undersigned be prevented from continuing to engage in, or being or continuing to engage in any activities as an officer, employee, owner, shareholder, partner or member in or of, or a member of the board of directors or a member of an advisory board of, any entity engaged in, a Competitive Business if the undersigned holds such position (or a corresponding position with the predecessor to such entity) or otherwise engages in that Competitive Business on the date hereof.

This letter agreement is the complete agreement between Towne and the undersigned concerning the subject matter hereof and shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without regard to its conflicts of laws provisions.

This letter agreement is executed as of the 26th day of April 2017.

Very truly yours

[Insert Name]

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